UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a – 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

(Name of Registrant as Specified in Its Charter)
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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
27 Richmond Road
Pembroke HM 08, Bermuda

NOTICE OF 2010 ANNUAL GENERAL MEETING
TO BE HELD ON MAY 6, 2010

March 17, 2010

To Our Shareholders:

The 2010 Annual General Meeting of Allied World Assurance Company Holdings, Ltd (the “Company”) will be held at 10:00 a.m., local time, on Thursday, May 6, 2010 at the Company’s corporate headquarters, 27 Richmond Road, Pembroke HM 08, Bermuda, for the following purposes:

•	To elect three Class II directors to hold office until the Company’s Annual General Meeting in 2013 or until their successors are duly elected and qualified or their office is otherwise vacated;

•	To approve certain individuals as eligible subsidiary directors of certain of our non-U.S. insurance subsidiaries;

•	To act on a proposal to appoint Deloitte & Touche as the Company’s independent auditors to serve until the Company’s Annual General Meeting in 2011; and

•	To transact such other further business, if any, as lawfully may be brought before the meeting.

Only shareholders of record holding voting common shares, as shown by the transfer books of the Company, as of the close of business on March 10, 2010 are entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof.

Please sign, date and return the enclosed proxy card in the return envelope furnished for that purpose, as promptly as possible, whether or not you plan to attend the meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information concerning the individuals nominated as directors, use of the proxy and other related matters, you are urged to read the Proxy Statement on the following pages.

By Order of the Board of Directors,

Wesley D. Dupont
Corporate Secretary

i

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
27 Richmond Road
Pembroke HM 08, Bermuda

PROXY STATEMENT

GENERAL MEETING INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you are a shareholder of Allied World Assurance Company Holdings, Ltd (the “Company”) as of the Record Date (as defined below). The Board of Directors (the “Board”) of the Company is soliciting the enclosed proxy to be voted at the 2010 Annual General Meeting of the Company’s shareholders to be held at 10:00 a.m., local time, on Thursday, May 6, 2010 at the Company’s corporate headquarters, 27 Richmond Road, Pembroke HM 08, Bermuda, and at any adjournment or postponement thereof (the “Annual General Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Annual General Meeting. References in this Proxy Statement to “we”, “us” and “our” refer to Allied World Assurance Company Holdings, Ltd and our consolidated subsidiaries, unless the context requires otherwise. When the enclosed proxy card is properly executed and returned, the Company’s common shares, par value $0.03 per share (the “Common Shares”), it represents will be voted, subject to any direction to the contrary, at the Annual General Meeting FOR the matters specified in the Notice of Annual General Meeting attached hereto and described more fully herein.

This Proxy Statement, the attached Notice of Annual General Meeting and the enclosed proxy card are being first mailed to shareholders on or about March 17, 2010. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2009 accompanies this Proxy Statement. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.

Q:	Who is entitled to vote?

A:	The Board has set March 10, 2010, as the record date for the Annual General Meeting (the “Record Date”). Shareholders of record holding voting Common Shares (the “Voting Shares”), as shown by the transfer books of the Company as of the close of business on the Record Date, will be entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof. Holders of non-voting Common Shares (the “Non-Voting Shares”) will receive this Proxy Statement but are not entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof. As of March 10, 2010, there were outstanding 41,978,696 Voting Shares and 8,479,093 Non-Voting Shares.

Q:	What will I be voting on?

A:	You are voting on three items (collectively, the “proposals”):

A. To elect three Class II directors to hold office until the Company’s Annual General Meeting in 2013 or until their successors are duly elected and qualified or their office is otherwise vacated (Item A on Proxy Card);

B. To approve certain individuals as eligible subsidiary directors of certain of our non-U.S. insurance subsidiaries (Item B on Proxy Card); and

C. To act on a proposal to appoint Deloitte & Touche as the Company’s independent auditors to serve until the Company’s Annual General Meeting in 2011 (Item C on Proxy Card).

You may also vote on any other business that properly comes before the meeting.

Q:	What are the voting recommendations of the Board?

A:	Your Board unanimously recommends that you vote:

A. FOR each of the nominees to the Board;

B. FOR each slate of eligible subsidiary directors; and

C. FOR the appointment of Deloitte & Touche as the Company’s independent auditors.

Q:	How many votes do I have?

A:	Holders of Voting Shares are entitled to one vote per share on each matter to be voted upon by the shareholders at the Annual General Meeting.

Q:	How do I vote?

A:	The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your Voting Shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of the Company’s share transfer agent, Continental Stock Transfer & Trust Company, you may appoint a proxy to vote on your behalf:

• By internet, at the web address shown on the form of proxy card;

• By telephone, using the telephone number shown on the form of proxy card; and

• By mail, returning your completed and signed proxy card to the address shown on the form of proxy card.

If you own shares of record, you may also vote your Voting Shares in person at the Annual General Meeting.

If you own shares through a bank or brokerage firm, you may instead receive from your bank or brokerage firm a voting instruction form with this Proxy Statement that you may use to instruct them how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks and brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If you want to vote your shares in person at the meeting, you must obtain a proxy from your bank or broker giving you the right to vote your Voting Shares at the Annual General Meeting.

The Company has requested that bank, brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of Voting Shares and will reimburse the banks, brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

Q:	Who will count the vote?

A:	A representative from Conyers Dill & Pearman, a law firm, will act as the inspector of elections and will be responsible for determining whether or not a quorum is present and tabulating the votes cast by proxy (which will have been certified by our independent transfer agent) or in person at the Annual General Meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	Generally, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you should complete, sign and return each proxy card you receive.

Q:	What happens if I sign and return my proxy card but do not indicate how to vote my shares?

A:	If no instructions are provided in an executed proxy card, the Voting Shares represented by the proxy will be voted at the Annual General Meeting FOR each of the proposals, and, as to any other business as may properly come before the Annual General Meeting, in accordance with the proxyholder’s judgment as to such business.

Q:	How are abstentions and “broker non-votes” treated?

A:	Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any of the proposals brought before, the Annual General Meeting. Broker non-votes are shares held by banks or brokers for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the bank or broker does not have discretionary voting power under rules applicable to broker-dealers. If you own shares through a bank or brokerage firm and you do not instruct your bank or broker how to vote, your bank or broker will nevertheless have discretion to vote your shares on “routine” matters, such as the appointment of Deloitte & Touche, the Company’s independent auditors. More importantly, without instructions from you, your bank or broker will not have discretion to vote on “non-routine” matters, such as the election of directors, actions on compensation plans and shareholder proposals.

Q:	Can I change my vote after I have mailed my signed proxy card or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote by:

• Voting again over the internet or by telephone prior to 7:00 p.m., Eastern Time, on May 5, 2010;

• Providing the Corporate Secretary with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy card; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken; or

• If you own shares through a bank or brokerage firm, obtaining a proxy from your bank or broker giving you the right to vote your Voting Shares at the Annual General Meeting.

Attendance at the Annual General Meeting by a shareholder who has executed and delivered a proxy card to us shall not in and of itself constitute a revocation of such proxy. Only your vote at the Annual General Meeting will revoke your proxy.

Q:	How does the voting take place at the Annual General Meeting?

A:	A vote by poll will be taken on all matters properly brought before the Annual General Meeting. On a vote by poll, each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each Voting Share owned or represented.

The three nominees for election as Class II Directors of the Company at the Annual General Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting; an absolute majority of the votes cast is not a prerequisite to election.

All other proposals require the affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting.

Q:	Are there any voting restrictions?

A:	Each Voting Share entitles the holder of record on such date to one vote on a poll; provided, however, if the number of “Controlled Shares” of any holder would constitute 10% or more of the total combined voting power of the issued Voting Shares (such holder, a “10% Shareholder”), such holder will have the voting rights attached to its Voting Shares reduced to less than 10% of the total voting rights attached to the issued and outstanding Voting Shares, in the manner provided in the Company’s Third Amended and Restated Bye-Laws (the “Bye-Laws”). “Controlled Shares” of any person refers to all Voting Shares owned by such person, whether (i) directly; (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Section 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986 (the “Code”); or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

As of the date of this Proxy Statement, the Company is not aware of any shareholders that possess Controlled Shares requiring a reduction in their voting power to less than 10%; however, the applicability of the foregoing provisions may have the effect of increasing another shareholder’s voting power to 10% or more, thereby requiring a corresponding reduction in such other shareholder’s voting power. The Company’s Bye-Laws exclude from the calculation of the 10%-voting power limitation described in the preceding paragraph any Voting Shares owned by a bank, broker, dealer or investment adviser that does not have or exercise the power to vote those shares and that has only a passive investment intent as reflected in its ability to file beneficial ownership reports on Schedule 13G under the Exchange Act with respect to the Voting Shares it holds. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Voting Shares with reason to believe that it is a 10% Shareholder within the meaning of the Bye-Laws please contact the Corporate Secretary of the Company promptly so that the Company may determine whether the voting power of such holder’s Voting Shares should be reduced. By submitting a proxy, a holder of Voting Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The Company’s directors are empowered to require any shareholder to provide information as to that shareholder’s legal or beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or persons or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or untrue information. The directors retain certain discretion to make such final adjustments as to the aggregate number of votes attaching to the Voting Shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.

Q:	How many votes are required to transact business at the Annual General Meeting?

A:	A quorum is required to transact business at the Annual General Meeting. Without giving effect to the limitation on voting rights described above, the quorum required at the Annual General Meeting is two or more persons present in person and representing in person or by proxy more than 50% of the total issued and outstanding Voting Shares throughout the meeting.

Q:	What else will happen at the Annual General Meeting?

A:	At the Annual General Meeting, shareholders will also receive the report of the Company’s independent auditors and the Company’s financial statements for the year ended December 31, 2009.

Q:	Who pays the costs of soliciting proxies?

A:	The cost of the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by the Company’s directors, officers and employees, personally or by telephone, facsimile or other electronic means, for which the Company’s directors, officers and employees will not receive any additional compensation. Proxy cards and materials also will be distributed to beneficial owners of Voting Shares through banks, brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. W.F. Doring & Co., Inc. has been retained to assist the Company in the solicitation of proxies at a fee not expected to exceed $3,500, plus out-of-pocket expenses.

Q:	How may I receive a copy of the Company’s Annual Report on Form 10-K?

A:	The Company will furnish without charge to any shareholder a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission (the “SEC”). A copy of such report may be obtained upon written request to the Company at 27 Richmond Road, Pembroke HM 08, Bermuda, Attention: Wesley D. Dupont, Corporate Secretary. Each such request must include a representation that, as of March 10, 2010, the person making the request was a beneficial owner of Common Shares entitled to vote at the Annual General Meeting. The Annual Report on Form 10-K, and all of the Company’s filings with the SEC, can be accessed through our website at www.awac.com under the “SEC Filings” link located in the section entitled “Investor Relations.” As permitted by the SEC’s rules, the Company will not furnish any exhibits to its Annual Report on Form 10-K without charge, but will provide along with such report a list of such exhibits and information about its charges for providing them.

ELECTION OF DIRECTORS
(Item A on Proxy Card)

The Board is divided into three classes of directors, Class I, Class II and Class III, each of approximately equal size. Three director nominees are being presented for election at the Annual General Meeting to serve as Class II Directors until the Annual General Meeting in 2013 or until their successors are duly elected and qualified or their office is otherwise vacated. All of the nominees are current members of the Board. Such nominees were recommended for appointment to the Board by the Nominating & Corporate Governance Committee of the Board.

Your Board unanimously recommends a vote FOR each of the nominees listed on the enclosed proxy card. It is not expected that any of the nominees will become unavailable for election as a director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as your Board shall recommend.

The biography of each nominee and each continuing director below contains information regarding the person’s service as a director on the Board, business experience, director positions at other companies held currently or at any time during the last five years, and their applicable experiences, qualifications, attributes and skills.

Barbara T. Alexander (age 61) was appointed to our board of directors in August 2009. Ms. Alexander has been an independent consultant since January 2004. Prior to that, she was a Senior Advisor to UBS Warburg LLC and predecessor firms from October 1999 to January 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October 1999. From 1987 to 1992, Ms. Alexander was a Managing Director in the Corporate Finance Department of Salomon Brothers Inc. From 1972 to 1987, she held various positions at Salomon Brothers, Smith Barney, Investors Diversified Services, and Wachovia Bank and Trust Company. Ms. Alexander is currently a member of the Board of Directors of QUALCOMM Incorporated, where she is a member of both the Audit Committee and Governance Committee. Ms. Alexander has decided not to stand for re-election to the board of directors of Federal Home Loan Mortgage Corporation (Freddie Mac) where she has served as a director since November 2004. She is expected to continue serving on Freddie Mac’s board until March 19, 2010. Ms. Alexander previously served on the board of directors of Centex Corporation from July 1999 to August 2009, Burlington Resources Inc. from January 2004 to March 2006 and Harrah’s Entertainment Inc. from February 2002 to April 2007. Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and was one of five Director of the Year honorees in 2008 by the Forum for Corporate Directors. She has also served on the board of directors of HomeAid America, Habitat for Humanity International and Covenant House. Having been a member of numerous public company boards of directors, Ms. Alexander is familiar with a full range of corporate and board functions. She also has extensive experience in corporate finance, investment and strategic planning matters.

Scott Hunter (age 58) was appointed to the Board in March 2006. Mr. Hunter has served as an independent consultant to Bermuda’s financial services industry since 2002. From 1986 until 2002, Mr. Hunter was a partner at Arthur Andersen Bermuda, whose clients included numerous insurance and reinsurance companies. Mr. Hunter has broad insurance and reinsurance industry experience and expertise specifically with regard to insurance and reinsurance corporate finance and accounting matters.

Patrick de Saint-Aignan (age 61) was appointed to the Board in August 2008. Mr. de Saint-Aignan has held multiple positions at Morgan Stanley internationally from 1974 to 2007, where he was a Managing Director and, most recently, an Advisory Director. He held responsibilities in corporate finance and capital markets and headed successively Morgan Stanley’s global fixed income derivatives and debt capital markets activities, its office in Paris, France, and the firm-wide risk management function. He was also a Founder, Director and Chairman of the International Swaps and Derivatives Association (1985-1992), Censeur on the Supervisory Board of IXIS Corporate and Investment Bank (2005-2007) and a member of the board of directors of Bank of China Limited (2006-2008), where he was Chairman of the Audit Committee and a member of the Risk Policy Committee and the Personnel and Remuneration Committee. Mr. de Saint-Aignan is currently a member of the board of directors of State Street Corporation, where he is a member of its Risk and Capital Committee. Mr. de Saint-Aignan has broad experience and expertise in corporate finance, risk management and investment matters. He also has an international business background.

The following individuals are the Company’s continuing directors:

Name	Position	Term Expires

Mark R. Patterson	Class I Director	2011
Samuel J. Weinhoff	Class I Director	2011
Scott A. Carmilani	Class III Director	2012
James F. Duffy	Class III Director	2012
Bart Friedman	Class III Director	2012

Mark R. Patterson (age 58) was appointed to the Board in March 2006. Since 2002, Mr. Patterson has served as Chairman of MatlinPatterson Asset Management, which manages distressed investment funds. From 1994 until 2002, Mr. Patterson was a Managing Director of Credit Suisse First Boston Corporation, where he served as Vice Chairman from 2000 to 2002. Mr. Patterson had 35 years prior experience in commercial and investment banking at Bankers Trust, Salomon Brothers and Scully Brothers & Foss. Mr. Patterson currently serves on behalf of MatlinPatterson’s funds as a member of the board of directors of Broadpoint Securities Group, Inc., Polymer Group, Inc. and Flagstar Bancorp, Inc. Mr. Patterson has served on behalf of MatlinPatterson’s funds as a member of the board of directors of Thornburg Mortgage Inc. from April 2008 to March 2009. Having been a member of numerous company boards of directors, Mr. Patterson is familiar with a full range of corporate and board functions. He has extensive experience in corporate finance, risk management, investment and strategic planning matters.

Samuel J. Weinhoff (age 59) was appointed to the Board in July 2006. Mr. Weinhoff has served as a consultant to the insurance industry since 2000. Prior to this, Mr. Weinhoff was head of the Financial Institutions Group for Schroder & Co. from 1997 until 2000. He was also a Managing Director at Lehman Brothers, where he worked from 1985 to 1997. Mr. Weinhoff had ten years prior experience at Home Insurance Company and the Reliance Insurance Company in a variety of positions, including excess casualty reinsurance treaty underwriter, investment department analyst, and head of corporate planning and reporting. Mr. Weinhoff is currently a member of the board of directors of Infinity Property and Casualty Corporation where he is a member of both the Executive Committee and the Audit Committee. Mr. Weinhoff served on the board of directors of Inter-Atlantic Financial, Inc. from July 2007 to October 2009. Mr. Weinhoff has extensive insurance and reinsurance industry experience as well as expertise in corporate finance, investment and strategic planning matters.

Scott A. Carmilani (age 45) was elected our President and Chief Executive Officer in January 2004, became a director in September 2003 and was appointed Chairman of the Board in January 2008. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of American International Group, Inc. (“AIG”) and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining our Company, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987. Mr. Carmilani has extensive expertise and experience in the insurance and reinsurance industry.

James F. Duffy (age 66) was appointed to the Board in July 2006. Mr. Duffy retired in 2002 as Chairman and Chief Executive Officer of The St. Paul Reinsurance Group, where he originally served from 1993 until 2000 as President and Chief Operating Officer of global reinsurance operations. Prior to this, Mr. Duffy served as an executive vice president of The St. Paul Companies from 1984 to 1993, and as President and Chief Operating Officer of St. Paul Surplus Lines Insurance Company from 1980 until 1984. Mr. Duffy had 15 years prior experience in insurance underwriting with Employers Surplus Lines Insurance Company, First State Insurance Company and New England Re. Mr. Duffy has extensive expertise and experience in the insurance and reinsurance industry.

Bart Friedman (age 65) was appointed to the Board in March 2006, was elected Deputy Chairman of the Board in July 2006 and was appointed Lead Independent Director of the Board in January 2008. Mr. Friedman has been a partner at Cahill Gordon & Reindel LLP, a New York law firm, since 1980. Mr. Friedman specializes in corporate governance, special committees and director representation. Mr. Friedman worked early in his career at the SEC.

Mr. Friedman is currently a member of the board of directors of Sanford Bernstein Mutual Funds, where he is a member of the Audit Committee and chairman of the Nominating and Governance Committee. He is also the chairman of the Public Responsibility and Ethics Committee of The Brookings Institution. Mr. Friedman has extensive expertise and experience in corporate finance and corporate governance matters.

The Board has determined that Ms. Alexander and Messrs. Duffy, Friedman, Hunter, Patterson, de Saint-Aignan and Weinhoff are independent directors under the listing standards of the New York Stock Exchange (the “NYSE”). The Company requires that a majority of its directors meet the criteria for independence under applicable law and the rules of the NYSE. The Board has adopted a policy to assist it and the Nominating & Corporate Governance Committee in their determination as to whether a nominee or director qualifies as independent. This policy contains categorical standards for determining independence and includes the independence standards required by the SEC and the NYSE as well as standards published by institutional investor groups and other corporate governance experts. In making its determination of independence, the Board applied these standards for director independence and determined that no material relationship existed between the Company and these directors. A copy of the Board Policy on Director Independence was attached as an appendix to the Company’s Proxy Statement filed with the SEC on March 20, 2009.

Meetings and Committees of the Board

During the year ended December 31, 2009, there were five meetings of the Board (including regularly scheduled and special meetings). Each of our directors attended at least 75% of the aggregate Board meetings and committee meetings of which he or she was a member during the period he or she served on the Board. Our non-management directors meet separately from the other directors in an executive session at least quarterly. Mr. Friedman, our Deputy Chairman of the Board and Lead Independent Director, served as the presiding director of the executive sessions of our non-management and independent directors held in 2009. The Deputy Chairman also has the authority to call meetings of the independent directors or full Board.

Board Leadership Structure

The Board has chosen a leadership structure that combines the role of the Chief Executive Officer and the Chairman of the Board while also having a Lead Independent Director. The Lead Independent Director assumes many of the responsibilities typically held by a non-executive chairman of the board and a list of his responsibilities is provided below. The Company’s rationale for combining the Chief Executive Officer and Chairman of the Board positions relates principally to the Board’s belief that at this stage of the Company’s development and continued global expansion, the Company and its shareholders will be best served if the Chairman is in close proximity to the senior management team on a regular and continual basis.

The Lead Independent Director is elected solely by and from the independent directors. The Lead Independent Director’s responsibilities include:

•	organizing and presiding over all meetings of the Board at which the Chairman of the Board is not present, including all executive sessions of the non-management and independent directors;

•	serving as the liaison between the Chairman of the Board and the non-management directors;

•	overseeing the information sent to the Board by management;

•	approving meeting agendas and schedules for the Board to assure that there is sufficient time for discussion of all agenda items;

•	facilitating communication between the Board and management;

•	being available to communicate with and respond to certain inquiries of the Company’s shareholders; and

•	performing such other duties as requested by the Board.

Our Board has established an Audit Committee, a Compensation Committee, an Enterprise Risk Committee, an Executive Committee, an Investment Committee and a Nominating & Corporate Governance Committee, each of which reports to the Board. During 2009, the Audit Committee held six meetings, the Compensation Committee held four meetings, the Enterprise Risk Committee held three meetings, the Executive Committee held no meetings, the Investment Committee held four meetings and the Nominating & Corporate Governance Committee held four meetings. The Board has adopted an Audit Committee Charter, a Compensation Committee Charter, an Enterprise Risk Committee Charter, an Investment Committee Charter and a Nominating & Corporate Governance Committee Charter. Copies of these charters are available on our website at www.awac.com under “Corporate Governance”. Printed copies are also available by sending a written request to the Company’s Corporate Secretary. Each committee reviews its charter at least annually and recommends any proposed changes to the Board for approval. The Audit Committee, Compensation Committee, Enterprise Risk Committee and the Nominating & Corporate Governance Committee each conducted a self-evaluation of its performance in 2009. During 2009, the Nominating & Corporate Governance Committee also conducted an evaluation of the performance of the Board, its committees and each director.

Our Board has also approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The foregoing information is also available on our website at www.awac.com under “Corporate Governance”. Printed copies are also available by sending a written request to the Company’s Corporate Secretary.

Audit Committee.  The Audit Committee presently consists of Ms. Alexander (Co-Chairperson) and Messrs. Hunter (Co-Chairperson), Duffy, de Saint-Aignan and Weinhoff, each of whom is an independent director. Pursuant to its charter, the Audit Committee is responsible for overseeing our independent auditors, internal auditors, compliance with legal and regulatory standards and the integrity of our financial reporting. Each member of the Audit Committee has been determined by the Board to be “financially literate” within the meaning of the NYSE Listing Standards and each has been designated by the Board as an “audit committee financial expert,” as defined by the applicable rules of the SEC, based on either his extensive prior accounting and auditing experience or having a range of experience in varying executive positions in the insurance or financial services industry.

Compensation Committee.  The Compensation Committee presently consists of Messrs. de Saint-Aignan (Chairperson), Friedman, Hunter and Weinhoff and Ms. Alexander. As part of the rotation of directors serving on the various committees of the Board in the ordinary course, Ms. Alexander replaced Mr. Patterson as a member of the Compensation Committee in November 2009. The Compensation Committee is comprised entirely of independent directors. Pursuant to its charter, the Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board, including administering all stock option plans and incentive compensation plans of the Company. Pursuant to its charter, the Compensation Committee also has the authority to review the competitiveness of the non-management directors’ compensation programs and approve these compensation programs and all payouts made thereunder. Additional information on the Compensation Committee’s consideration of executive compensation, including a discussion of the roles of the Company’s Chief Executive Officer and the independent compensation consultant in such executive compensation consideration, is included in “Executive Compensation — Compensation Discussion and Analysis.”

Enterprise Risk Committee.  The Enterprise Risk Committee presently consists of Messrs. Duffy (Chairperson), Hunter, de Saint-Aignan and Ms. Alexander, each of whom is an independent director. Pursuant to its charter, the Enterprise Risk Committee oversees management’s assessment and mitigation of the Company’s enterprise risks and reviews and recommends to the Board for approval the Company’s overall firm-wide risk appetite statement and oversees management’s compliance therewith.

Executive Committee.  The Executive Committee presently consists of Messrs. Carmilani (Chairperson), Duffy and Weinhoff. The Executive Committee has the authority to oversee the general business and affairs of the Company to the extent permitted by Bermuda law.

Investment Committee.  The Investment Committee presently consists of Messrs. Patterson (Chairperson), Hunter, de Saint-Aignan and Weinhoff. The Investment Committee is comprised entirely of independent directors. Pursuant to its charter, the Investment Committee is responsible for adopting and overseeing compliance with the Company’s Investment Policy Statement, which contains investment guidelines and other parameters for the investment portfolio. The Investment Committee oversees the Company’s overall investment strategy and the Company’s investment risk exposures.

Nominating & Corporate Governance Committee.  The Nominating & Corporate Governance Committee presently consists of Messrs. Friedman (Chairperson), Duffy and Hunter. The Nominating & Corporate Governance Committee is comprised entirely of independent directors. Pursuant to its charter, the Nominating & Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors and to recommend such individuals to the Board and to oversee corporate governance matters and practices.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate such nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating & Corporate Governance Committee for election at the Annual General Meeting in 2011 may do so by submitting in writing such nominees’ names and other information required under Bye-law 34(2) of the Company’s Bye-laws, in compliance with the procedures described under “Shareholder Proposals for 2011 Annual General Meeting” in this Proxy Statement.

The criteria adopted by the Board for use in evaluating the suitability of all nominees for director include the following:

•	high personal and professional ethics, values and integrity;

•	education, skill and experience with insurance, reinsurance or other businesses and organizations that the Board deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Board;

•	ability and willingness to serve on any committees of the Board; and

•	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

In addition to considering candidates suggested by shareholders, the Nominating & Corporate Governance Committee considers candidates recommended by current directors, officers and others. The Nominating & Corporate Governance Committee screens all director candidates. The Nominating & Corporate Governance Committee determines whether or not the candidate meets the Company’s general qualifications and specific qualities for directors and whether or not additional information is appropriate.

In addition to the general qualities that the Board requires of all nominees and directors, such as high personal and professional ethics, values and integrity, the Board and the Nominating & Corporate Governance Committee strive to have a diverse group of directors with differing experiences, qualifications, attributes and skills to further enhance the quality of the Board. As the Company is an insurance and reinsurance company that (i) sells products that protect other companies and individuals from complex risks, (ii) has a significant investment portfolio and (iii) faces operational risks similar to those at other international companies, the Board and the Nominating & Corporate Governance Committee believe that having a group of directors who have the range of experience and skills to understand and oversee this type of business is critical. The Board and the Nominating & Corporate Governance Committee do not believe that each director must be an expert in every aspect of the Company’s business, but instead the Board and committee strive to have well-rounded, collegial directors who contribute to the diversity of ideas and strengthen the Board’s capabilities as a whole. Through their professional careers and experiences, the Board and the Nominating & Corporate Governance Committee believe that each director has obtained certain attributes that further the goals discussed above.

Risk Oversight

While the assumption of risk is inherent to our business, we believe we have developed a strong risk management culture within the Company that is fostered and maintained by our senior management, with oversight by the Board through its committees. The Board primarily delegates its risk management oversight to three of its committees: the Audit Committee, the Enterprise Risk Committee and the Investment Committee, who regularly report to the Board. The Audit Committee primarily oversees those risks that may directly or indirectly impact the Company’s financial statements, the Enterprise Risk Committee primarily oversees the Company’s business and operational risks and the Investment Committee primarily oversees the Company’s investment portfolio risks. The Enterprise Risk Committee also reviews and recommends for approval by the Board the Company’s overall firm-wide risk appetite statement, and oversees management’s compliance with this statement. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter, including the ability to request reports from any officer or employee of the Company and the authority to retain special counsel or other experts and consultants as it deems appropriate.

Each of these committees receives regular reports from senior management who have day-to-day risk management responsibilities, including from our Chief Executive Officer. The Audit Committee receives reports from our Head of Internal Audit, Chief Actuary, Chief Financial Officer and the Company’s independent auditors. These reports address various aspects of risk assessment and management relating to the Company’s financial statements. The Enterprise Risk Committee meets regularly with the Company’s Chief Risk Officer, Chief Actuary and other senior actuarial staff as part of its oversight of the Company’s underwriting, pricing and claims risks. Throughout the year, the Enterprise Risk Committee will also receive reports from other operational areas. To assist it in its oversight of the Company’s investment risk exposures, the Investment Committee receives reports from our Chief Investment Officer, Chief Financial Officer and external investment managers and advisors.

As open communications and equal access to information can be an important part of the Board’s risk oversight, all of the directors receive the information sent to each committee prior to any committee meeting. Board members are also encouraged to, and often do, attend all committee meetings regardless of whether he or she is a member of such committee.

Director Compensation

The following table provides information concerning the compensation of the Company’s non-management directors for fiscal year 2009.

Non-Management Directors Compensation(1)

	Fees
	Earned or
	Paid in	Stock
Name	Cash	Awards(3)	Total

Barbara T. Alexander(2)	$32,000	—	$32,000
Patrick de Saint-Aignan	$105,000	$64,968	$169,968
James F. Duffy	$105,000	$64,968	$169,968
Bart Friedman	$96,000	$64,968	$160,968
Scott Hunter	$129,000	$64,968	$193,968
Mark R. Patterson	$78,000	$64,968	$142,968
Samuel J. Weinhoff	$92,500	$64,968	$157,468

(1)	In 2009, our non-management directors did not receive any non-equity incentive plan compensation, did not have any pension or deferred compensation plans and did not receive any perquisite or compensation that would be required to be included in this table. Accordingly, other columns generally required pursuant to SEC rules are not included in the “Non-Management Directors Compensation” table.

(2)	Ms. Alexander was appointed to the Board on August 6, 2009.

(3)	As of December 31, 2009, our non-management directors held an aggregate of 12,599 restricted stock units (“RSUs”) under the Allied World Assurance Company Holdings, Ltd Second Amended and Restated 2004 Stock Incentive Plan (the “Stock Incentive Plan”), as follows: Ms. Alexander held no RSUs; Mr. de Saint-Aignan held an aggregate of 1,665 RSUs; Messrs. Duffy and Weinhoff each held an aggregate of 2,143 RSUs; and Messrs. Friedman, Hunter and Patterson each held an aggregate of 2,216 RSUs. The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation costs to be recognized with respect to RSU awards granted in 2009, determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”), and excluding the effect of estimated forfeitures. The fair value has been calculated using the closing price of the Common Shares on the date of grant ($39.02 per Common Share). For additional information on the calculation of the compensation expense, please refer to footnote 2 of the Summary Compensation Table below.

In 2009, our non-management directors have been paid the following aggregate fees for serving as directors of both the Company and Allied World Assurance Company, Ltd:

•	$55,000 annually for serving as a director; and

•	$1,500 per meeting attended by a director as discussed below.

In addition, our Lead Independent Director receives an annual retainer of $15,000. We also provide to all non-management directors reimbursement of expenses incurred in connection with their service on the Board, including the reimbursement of director educational expenses.

As reflected in the “Stock Awards” column of the “Non-Management Directors Compensation” table above, each non-management director receives an annual equity award of RSUs of the Company worth approximately $65,000. Each RSU represents the right to receive one newly-issued, fully paid and non-assessable Common Share of the Company at a future date and fully vests on the first anniversary of the date of grant, subject to continued service as a director through such date. Other than with respect to vesting terms, the RSUs are awarded to our non-management directors pursuant to the Stock Incentive Plan and are granted on similar terms and conditions as those generally granted to our employees. In 2010, these annual equity awards were granted concurrently with the grant of equity awards to members of our senior management following the preparation and completion of the 2009 year-end financial statements. Accordingly, on February 22, 2010, each of our non-management directors received 1,411 RSUs.

In February 2010, the Compensation Committee approved a pro rata grant of the annual RSU awards for those directors who have joined the Board during a calendar year. As Ms. Alexander joined the Board in August 2009 and Mr. de Saint-Aignan joined the Board in August 2008, the Compensation Committee approved a pro rata grant of RSUs for Ms. Alexander’s and Mr. de Saint-Aignan’s service on the Board from August 2009 and August 2008 to December 31, 2009 and 2008, respectively. Accordingly, on February 22, 2010, Ms. Alexander and Mr. de Saint-Aignan received 705 RSUs in addition to their annual equity awards.

The Compensation Committee recently approved an increase in the annual fee that the non-management directors on the Board are entitled to receive. Commencing in 2010, each non-management director will receive an aggregate annual cash retainer of $75,000 for serving as a director of the Company and Allied World Assurance Company, Ltd. The meeting attendance fees and the dollar amount of RSU awards to be granted annually to the non-management directors remain unchanged.

Committee Fees and Additional Retainers

An attendance fee of $1,500 is paid to each non-management director committee member for attendance at committee meetings thereof. Committee meetings of the Company and Allied World Assurance Company, Ltd held on the same day are considered one meeting for the purpose of calculating attendance fees.

The chairperson of a committee of the Board also serves as the chairperson of the same committee of the board of directors of Allied World Assurance Company, Ltd, and receives one retainer, paid annually, for such service in addition to the base retainer for serving as a director. For 2009, the Chairperson of the Audit Committee of both the Company and Allied World Assurance Company, Ltd received an additional annual retainer of $35,000, and each other Audit Committee member received an additional annual retainer of $15,000. All other committee chairs of both the Company and Allied World Assurance Company, Ltd received an additional annual retainer of $8,000.

The Compensation Committee recently increased the annual retainer to be received by the chairpersons of each of the Compensation Committee and the Enterprise Risk Committee to $35,000.

Stock Ownership Policy

In order to promote equity ownership and further align the interests of the Board with our shareholders, the Board adopted a stock ownership policy for all non-management directors. Under this policy, non-management directors are expected to own, within five years after his or her joining the Board, equity interests of the Company with a value equal to five times the then-current annual cash retainer for serving on the Board. Non-management directors are expected not to sell any Common Shares until they are in compliance with this policy. Mr. Carmilani, our President, Chief Executive Officer and Chairman of the Board, is subject to a stock ownership policy for senior employees as described in “Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Policy.”

APPROVAL OF ELIGIBLE SUBSIDIARY DIRECTORS
(Item B on Proxy Card)

In accordance with our Bye-Laws, no person may be elected as a director of any of the Company’s non-U.S. insurance subsidiaries (excluding Allied World Assurance Company, Ltd) unless such person has been approved by the Company’s shareholders (“Eligible Subsidiary Directors”). The individuals identified below have been nominated to serve as Eligible Subsidiary Directors for certain of our non-U.S. insurance subsidiaries.

Your Board unanimously recommends a vote FOR each slate of nominees listed as Eligible Subsidiary Directors on the enclosed proxy card. It is not expected that any of the nominees will become unavailable for approval as an Eligible Subsidiary Director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as your Board shall recommend.

Allied World Assurance Company (Europe) Limited

J. Michael Baldwin
Scott A. Carmilani
John Clifford
Hugh Governey
John T. Redmond

Allied World Assurance Company (Reinsurance) Limited

J. Michael Baldwin
Scott A. Carmilani
John Clifford
Hugh Governey
John T. Redmond

J. Michael Baldwin (age 68) has served as director of both Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited since September 2002 and July 2003, respectively. Mr. Baldwin served as Managing Director of Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited from November 2001 through July 2006. Mr. Baldwin worked for The Chubb Corporation (“Chubb”) for almost 30 years, starting in 1972. From 1997 to November 2001, Mr. Baldwin worked for Chubb’s European Commercial Insurance Division in London and was elected Senior Vice President of Chubb Insurance Company of Europe in 1998. From 1991 to 1997, Mr. Baldwin was the Zone Underwriting Officer for Latin America and was elected Vice President in 1996. From 1988 to 1991, Mr. Baldwin managed Chubb’s operations in Italy and from 1984 to 1988, he worked at Chubb U.S. as Home Foreign Manager and Underwriting Officer for Asia/Pacific. Prior to that, Mr. Baldwin held various underwriting and managerial positions at Chubb in Latin America. From 1962 to 1972, Mr. Baldwin worked for Royal Insurance in both the United Kingdom and Venezuela.

Scott A. Carmilani.  Please see Mr. Carmilani’s biography under “Election of Directors” earlier in this Proxy Statement.

John Clifford (age 60) has been a non-executive director of Allied World Assurance Company (Europe) Limited since November 2006 and a non-executive director of Allied World Assurance Company (Reinsurance) Limited since July 2004. From 1967 to September 2009, when he retired, Mr. Clifford held various positions at the Bank of Ireland, including Group Secretary from 2003 to September 2009; General Manager, Group Chief Executive Officer’s Office, from 2000 to 2003; Executive Director GB (London Based), responsible for the Bank’s commercial banking activities in Britain, from 1990 to 1999; General Manager, Group Credit Control, from 1987 to 1989; Group Chief Internal Auditor from 1985 to 1987; and Assistant General Manager Banking from 1983 to 1985. Mr. Clifford is a non-executive Chairman of ICS Building Society, a non-executive Chairman of the Bank of Ireland Mortgage Board and non-executive director of Irish Clearing House Ltd. He is a fellow of the Institute of Bankers and a member of the Institute of Directors.

Hugh Governey (age 67) has been a non-executive director of both Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited since November 2006. Mr. Governey served as a non-executive director of Coyle Hamilton Willis Holdings, Ltd., a subsidiary of Willis Group Holdings Ltd., a

NYSE-traded company, from August 2005 through December 2007, when he retired. From 2004 to 2005, Mr. Governey was the Chief Executive Officer of Coyle Hamilton Willis Holdings Ltd. From 2000 to 2004, Mr. Governey was the Chief Executive Officer of Coyle Hamilton Holdings Ltd. Prior to that, from 1981 to 2000, he was the Managing Director of Coyle Hamilton Corporate Broking, and from 1970 to 1981, was a Director of Coyle Hamilton Phillips Ltd. From 1965 to 1970, he worked for V.P. Phillips & Co. Ltd. Insurance Brokers (then a part of C.E. Heath) and from 1960 to 1965, he worked for the Royal Exchange Assurance Dublin (now part of the AXA Group). From May 2005 to June 2006, Mr. Governey served as the President of the Bureau International des Producteurs d’Assurances at de Réassurances (“BIPAR”), the European Federation of Insurance Intermediaries, which represents the public affairs interests of insurance intermediaries with European institutions. He was Vice President of BIPAR and Chairman of its EU Executive Committee from 1997 to 1998 and was elected Honorary Vice President in 1999. Mr. Governey served as the President of the Dublin Chamber of Commerce from 1999 to 2000; as a member of the board of the Council of Insurance Agents & Brokers (U.S.) from 1998 to 2004; as Vice President of The Chartered Insurance Institute (U.K.) from 1997 to 1998; and as President of the Irish Brokers Association and the Insurance Institute of Dublin from 1994 to 1995 and 1989 to 1990, respectively.

John T. Redmond (age 54) has served as director of both Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited since September 2002 and July 2003, respectively. Mr. Redmond joined us in July 2002 and is the President of Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited. Prior to joining our Company, Mr. Redmond held various positions with Chubb, and served as a Senior Vice President of Chubb from 1993 until July 2002.

APPOINTMENT OF INDEPENDENT AUDITORS
(Item C on Proxy Card)

The appointment of independent auditors is subject to approval annually by the Company’s shareholders. Deloitte & Touche has served as the Company’s independent auditors since April 9, 2002. The Audit Committee of your Board has recommended the appointment of Deloitte & Touche as our independent auditors for the fiscal year ending December 31, 2010.

Representatives of Deloitte & Touche are expected to attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting. If approved, Deloitte & Touche will serve as the Company’s auditor until the Company’s Annual General Meeting in 2011 for such compensation as the Audit Committee of your Board shall determine.

Your Board unanimously recommends a vote FOR the appointment of Deloitte & Touche as the Company’s independent auditors.

Fees to Independent Registered Public Accountants for Fiscal 2009 and 2008

The following table shows information about fees billed to us by Deloitte & Touche for services rendered for the fiscal years ended December 31, 2009 and 2008.

	2009	2008

Audit Fees	$3,442,116	$3,494,176
Audit-Related Fees(1)	49,622	—
Tax Fees	—	—
All Other Fees(2)	—	156,041

(1)	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the Audit Fees category.

(2)	In 2008, All Other Fees were fees related to technical consultations and services provided in relation to a corporate restructuring, securities offerings and procedures related to obtaining authorization to carry on insurance business in Hong Kong.

The Audit Committee has a policy to pre-approve all audit and non-audit services to be provided by the independent auditors and estimates therefor. The Audit Committee pre-approved all audit services and non-audit services and estimates therefor provided to the Company by the independent auditors in 2009 and 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summarizes certain relationships and the material terms of certain of our agreements. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the relevant agreements. A copy of certain of these agreements has been previously filed with the SEC and is listed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, a copy of which will be provided upon request. See “General Meeting Information — How may I receive a copy of the Company’s Annual Report on Form 10-K?”.

Founding Shareholders

We were formed in November 2001, by a group of investors, including AIG, Chubb, certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”) and Securitas Allied Holdings, Ltd, an affiliate of Swiss Reinsurance Company. These investors purchased Common Shares and, other than Securitas Allied Holdings, Ltd, were granted warrants that entitle them to purchase a total of 5,500,000 additional Common Shares, or approximately 11% of all Common Shares outstanding at our formation, at an exercise price of $34.20 per Common Share. These warrants expire on November 21, 2011. While each of AIG and Chubb has sold the Common Shares it purchased at our formation, as of March 3, 2010, each company continues to hold a warrant to acquire 2,000,000 Common Shares. The warrants held by AIG and Chubb are exercisable, in whole or in part, and the exercise price and number of shares issuable under each warrant are subject to adjustment with respect to certain dilution events.

Certain Business Relationships

Transactions with Affiliates of American International Group, Inc.

Office Space

Allied World Assurance Company, Ltd entered into a lease on November 29, 2006 with American International Company Limited, a subsidiary of AIG (now known as Chartis Bermuda Limited (“Chartis”)), under which Allied World Assurance Company, Ltd rents 78,057 square feet of office space at 27 Richmond Road, Pembroke HM 08, Bermuda that serves as the Company’s corporate headquarters. The lease is for a 15-year term commencing on October 1, 2006 with an option to extend for an additional ten years. For the first five years under the lease, Allied World Assurance Company, Ltd will pay an aggregate monthly rent and user fees of approximately $0.4 million. In addition to the rent, Allied World Assurance Company, Ltd will also pay certain maintenance expenses. Effective as of October 1, 2011, and on each five-year anniversary date thereafter, the rent payable under the lease will be mutually agreed to by Allied World Assurance Company, Ltd and Chartis.

Guarantee

On May 22, 2006, Allied World Assurance Company, Ltd entered into a guarantee in favor of AIG. Pursuant to the guarantee, Allied World Assurance Company, Ltd absolutely, unconditionally and irrevocably guaranteed the payment of all amounts legally due and owed by either Allied World Assurance Company (Europe) Limited or Allied World Assurance Company (Reinsurance) Limited to certain reinsurance subsidiaries of AIG under any new or renewal contract of reinsurance entered into between such AIG subsidiaries and Allied World Assurance Company (Europe) Limited and/or Allied World Assurance Company (Reinsurance) Limited on or after January 1, 2006.

Transactions with AIG in the Ordinary Course of Business

We either accept or reject reinsurance offered by subsidiaries of AIG based upon our assessment of the risk selection, pricing, terms and conditions. All of our reinsurance transactions with AIG or its subsidiaries are open-market transactions that we believe have been on customary, arm’s length terms. We assumed premiums from subsidiaries of AIG of approximately $28.7 million for the year ended December 31, 2009, and we ceded premiums to subsidiaries of AIG during the same period of approximately $11.3 million.

Transactions with Affiliates of Blackrock, Inc.

Blackrock filed an initial Schedule 13G with the SEC on January 29, 2010 to report its ownership of over 5% of the Common Shares. We have previously entered into agreements with affiliates of Blackrock to provide certain services as discussed below.

Investment Accounting

As of April 1, 2009, Allied World Assurance Company, Ltd entered into an amended and restated accounting services agreement with BlackRock Financial Management Inc. (“BlackRock Financial”) for certain accounting services related to the Company’s investment portfolio. This agreement has a three-year term after which it automatically renews for successive one-year terms unless either party provides a written notice to terminate at least 60 days in advance of the expiration of a current term. Either party may terminate the agreement before a scheduled termination date if the other party commits a material breach that remains uncured for more than 30 days after receiving written notice of such breach. In 2009, Allied World Assurance Company, Ltd incurred fees of $0.9 million under this agreement.

Risk Measurement of Investment Portfolio

As of April 1, 2009, Allied World Assurance Company, Ltd also entered into an agreement with BlackRock Financial for certain risk measurement reporting services related to the Company’s investment portfolio. This agreement has a three-year term after which it automatically renews for successive one-year terms unless either party provides a written notice to terminate at least 90 days in advance of the expiration of a current term. Either party may terminate the agreement before a scheduled termination date if the other party commits a material breach that remains uncured for more than 30 days after receiving written notice of such breach. In 2009, Allied World Assurance Company, Ltd incurred fees of $0.6 million under this agreement.

Transactions with Affiliates of The Chubb Corporation

Transactions with Chubb in the Ordinary Course of Business

We either accept or reject reinsurance offered by subsidiaries of Chubb based upon our assessment of risk selection, pricing, terms and conditions. All of our reinsurance transactions with Chubb or its subsidiaries are open-market transactions that we believe have been on customary, arm’s length terms. We assumed premiums from subsidiaries of Chubb of approximately $9.5 million for the year ended December 31, 2009, and we ceded a nominal amount of premiums to subsidiaries of Chubb during the same period.

Registration Rights

We executed a Registration Rights Agreement upon the closing of our initial public offering of Common Shares (the “IPO”) that provided AIG, Chubb, the Goldman Sachs Funds and Securitas Allied Holdings, Ltd. (the “Specified Shareholders”) with registration rights for Common Shares held by them (or obtainable pursuant to warrants held by them) or any of their affiliates. Each of the Specified Shareholders has the right under this agreement to require us to register Common Shares under the Securities Act of 1933, as amended (the “Securities Act”) for sale in the public market, in an underwritten offering, block trades from time to time, or otherwise. For the Specified Shareholders (other than AIG), the total amount of Common Shares requested to be registered under any demand of that kind must, as of the date of the demand, equal or exceed 10% of all Common Shares outstanding or Common Shares having a value of $100 million (based on the average closing price during any 15 consecutive trading days ending within 30 days prior to but not including such date of demand). We agreed to waive this provision for AIG in connection with our purchase of an AIG subsidiary in December 2007 holding 11,693,333 Common Shares so that AIG may still make a demand registration request for Common Shares underlying its warrant. We may include other Common Shares in any demand registration of that kind on a second-priority basis subject to a customary underwriter’s reduction. If we propose to file a registration statement covering Common Shares at any time, each Specified Shareholder will have the right to include Common Shares held by it (or obtainable pursuant to warrants held by it) in the registration on a second-priority basis with us, ratably according to the relevant respective holdings and subject to a customary underwriter’s reduction. We have agreed to indemnify each Specified Shareholder with respect to specified liabilities, including civil liabilities under the Securities Act, and to pay specified expenses relating to any of these registrations. In addition, the Goldman Sachs Funds, as the financial founder, have the right under the Registration Rights Agreement to appoint Goldman Sachs & Co. as the lead managing underwriter if the Goldman Sachs Funds are selling more than 20% of the Common Shares sold in a registered public offering.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Audit Committee charter, the Audit Committee reviewed and approved the related party transactions we entered into during 2009. We do not have formal written standards in connection with the review and approval of related party transactions as we believe each transaction should be analyzed on its own merits. In making its decision, the Audit Committee reviews, among other things, the relevant agreement, analyzes the specific facts and circumstances and speaks with, or receives a memorandum from, management that outlines the background and terms of the transaction. As insurance and reinsurance companies enter into various transactions in the ordinary course of business, the Audit Committee does not review these types of transactions to the extent they are open-market transactions that happen to involve related parties.

PRINCIPAL SHAREHOLDERS

The table below sets forth information as of March 3, 2010 regarding the beneficial ownership of our Common Shares by:

•	each person known by us to beneficially own more than 5% of our outstanding Voting Shares,

•	each of our directors,

•	our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our three other most highly compensated officers who were serving as executive officers at the end of our 2009 fiscal year (collectively, our “named executive officers” or “NEOs”), and

•	all of our directors and executive officers as a group.

	Beneficial Ownership of Common Shares(1)
			Non-	Percent of
Name and Address of Beneficial Owner	Voting		Voting	Common Shares

Artisan Partners Holdings LP(2) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	3,566,252		—	7.1%
Blackrock, Inc.(3) 40 E. 52nd Street, New York, NY 10022	3,424,561		—	6.8%
Wellington Management Company, LLP(4) 75 State Street, Boston, MA 02109	2,879,714		—	5.7%
Barbara T. Alexander	2,000		—	*
Scott A. Carmilani	246,900	(5)	—	*
James F. Duffy	7,095		—	*
Bart Friedman	8,865		—	*
Scott Hunter	6,865		—	*
Mark R. Patterson	35,865		—	*
Patrick de Saint-Aignan	2,165		—	*
Samuel J. Weinhoff	7,615		—	*
Joan H. Dillard	109,794	(6)	—	*
Wesley D. Dupont	58,893	(7)	—	*
W. Gordon Knight	12,763	(8)	—	*
John L. Sennott, Jr.	3,869
All directors and executive officers as a group (16 persons)	609,430	(9)	—	1.2%

*	Less than 1%.

(1)	Pursuant to the regulations promulgated by the SEC, our Common Shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of our Common Shares, whether or not such person has any pecuniary interest in our Common Shares, or the right to acquire the power to vote or dispose of our Common Shares within 60 days of March 3, 2010, including any right to acquire through the exercise of any option, warrant or right. As of March 3, 2010, we had 50,431,621 Common Shares issued and outstanding (41,952,528 Voting Shares and 8,479,093 Non-Voting Shares). All amounts listed represent sole voting and dispositive power unless otherwise indicated.

As of March 3, 2010, the Goldman Sachs Funds owned in the aggregate 8,159,793 Non-Voting Shares, or 16.2% of the Common Shares outstanding as of this date. The Goldman Sachs Funds also hold warrants to purchase in the aggregate 1,500,000 Non-Voting Shares. Under the terms of these warrants and our Bye-laws, the Goldman Sachs Funds are permitted to hold only Non-Voting Shares and each warrant is convertible only into Non-Voting Shares. Because the Goldman Sachs Funds are prohibited from owning Voting Shares, these funds’ holdings have not been included in the table above pursuant to applicable SEC rules. For more information on the warrants held by the Goldman Sachs Funds, please see “Certain Relationships and Related Transactions — Founding Shareholders”.

(2)	Based on information reported on Schedule 13G, as filed with the SEC on February 11, 2010 jointly by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC, Inc. (“ZFIC”) and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (who, together with Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments and ZFIC are referred to herein as the “Artisan Parties”), the Artisan Parties are the beneficial owners of 3,566,252 Voting Shares acquired on behalf of discretionary clients of Artisan Holdings and Artisan Partners who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. To the knowledge of the Artisan Parties, no such client was known to have an economic interest in more than 5% of the Voting Shares. According to this Schedule 13G, the Artisan Parties have the following dispositive powers with respect to the Voting Shares: (a) sole voting power: none; (b) shared voting power: 3,452,652; (c) sole dispositive power: none; and (d) shared dispositive power: 3,566,252.

(3)	Based on information reported on Schedule 13G, as filed by Blackrock, Inc. (“Blackrock”) with the SEC on January 29, 2010, Blackrock has sole voting power and sole dispositive power over 3,424,561 Voting Shares and has no shared voting power and no shared dispositive power for any of these shares.

(4)	Based on information reported on Schedule 13G (Amendment No. 2) as filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 12, 2010, Wellington is the beneficial owner of 2,879,714 Voting Shares held by its clients who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client was known to have such right or power with respect to more than 5% of the class of the Voting Shares. According to this Schedule 13G, Wellington has the following dispositive powers with respect to the Voting Shares: (a) sole voting power: none; (b) shared voting power: 2,339,969; (c) sole dispositive power: none; and (d) shared dispositive power: 2,879,714.

(5)	Includes stock options exercisable to purchase 98,333 Voting Shares.

(6)	Includes stock options exercisable to purchase 33,333 Voting Shares.

(7)	Includes stock options exercisable to purchase 25,000 Voting Shares.

(8)	Includes stock options exercisable to purchase 8,250 Voting Shares.

(9)	Includes stock options exercisable to purchase 183,498 Voting Shares.

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of your Board. The following table identifies the executive officers of the Company, including their respective ages and positions as of the date hereof.

Name	Age	Position

Scott A. Carmilani(1)	45	President, Chief Executive Officer and Chairman of the Board
David A. Bell	36	Chief Operating Officer, Allied World Assurance Company, Ltd
Joan H. Dillard	58	Executive Vice President & Chief Financial Officer
Wesley D. Dupont	41	Executive Vice President, General Counsel & Corporate Secretary
Frank N. D’Orazio	41	President−Bermuda and International Insurance, Allied World Assurance Company, Ltd
John J. Gauthier	48	Executive Vice President and Chief Investment Officer, Newmarket Administrative Services, Inc.
Marshall J. Grossack	50	Executive Vice President−Chief Actuary
W. Gordon Knight	51	President, Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company
John L. Sennott, Jr.	44	Executive Vice President, Chief Corporate Strategy Officer

(1)	Please see Mr. Carmilani’s biography under “Election of Directors” earlier in this Proxy Statement.

David A. Bell has been the Chief Operating Officer of Allied World Assurance Company, Ltd, a subsidiary of the Company, since September 2009, and is responsible for that company’s global day-to-day operating activities and directing the implementation of its strategic processes, procedures, controls and projects, including operations, claims, facilities and administration. He had previously served as Chief Administrative and Operating Officer of the company from September 2008 to September 2009. Prior to that, Mr. Bell served as the Senior Vice President, Professional Liability, from September 2004 to September 2008. Mr. Bell joined our company in February 2002 as a Vice President and started our company’s professional lines business. Prior to joining our company, Mr. Bell held various positions at Chubb in underwriting and legislative affairs from 1996 to January 2002.

Joan H. Dillard, CMA, has been our Executive Vice President and Chief Financial Officer since September 2009. From December 2005 to September 2009, she served as our Senior Vice President and Chief Financial Officer. In April 2003, Ms. Dillard began working for American International Company Limited (now known as Chartis), a subsidiary of AIG, and began providing accounting services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Ms. Dillard served as our Vice President and Chief Accounting Officer until November 30, 2005. As of December 1, 2005, Ms. Dillard became an employee of our Company. From August 2001 until December 2002, Ms. Dillard served as the Chief Financial Officer of Worldinsure Ltd., an insurance technology provider. From May 2000 until April 2001, Ms. Dillard served as the Chief Operating Officer and Chief Financial Officer of CICcorp Inc., a medical equipment service provider. From March 1998 until May 2000, Ms. Dillard served as the Chief Financial Officer of ESG Re Limited, based in Hamburg, Germany, and from 1993 until 1998, Ms. Dillard worked for TIG Holdings, Inc. and served as the Chief Financial Officer of TIG Retail Insurance and later as the Senior Vice President of Alternative Distribution. Prior to that, Ms. Dillard served in various senior financial positions at both USF&G Corporation and American General Corporation.

Wesley D. Dupont has been our Executive Vice President, General Counsel and Corporate Secretary since September 2009. From December 2005 to September 2009, he served as our Senior Vice President, General Counsel and Secretary. In November 2003, Mr. Dupont began working for American International Company Limited (now known as Chartis), a subsidiary of AIG, and began providing legal services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as our Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of our Company. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.

Frank N. D’Orazio has been the President — Bermuda and International Insurance of Allied World Assurance Company, Ltd, a subsidiary of the Company, since September 2009 where he is responsible for providing strategic leadership and executing business strategies for the Bermuda and European insurance platforms. Prior to that, he served as the Chief Underwriting Officer of Allied World Assurance Company, Ltd since September 2008. From March 2005 to September 2008, Mr. D’Orazio was the company’s Senior Vice President — General Casualty where he was responsible for managing the company’s general casualty and healthcare operations in Bermuda, Europe and the United States. Mr. D’Orazio joined the company in June 2003 as Vice President — General Casualty. Prior to joining our company, Mr. D’Orazio worked for the retail insurance market arm of American Re-Insurance from August 1994 to May 2003, where he held a succession of underwriting and management positions. Mr. D’Orazio held various underwriting positions in the excess casualty division of Chubb from June 1990 to July 1994.

John J. Gauthier, CFA, has been the Executive Vice President and Chief Investment Officer of Newmarket Administrative Services, Inc., a subsidiary of the Company, since March 2010 and oversees the management of the Company’s investment portfolio. From October 2008 through February 2010, he served as Senior Vice President and Chief Investment Officer of Newmarket Administrative Services, Inc. Previous to joining our company, Mr. Gauthier was Global Head of Insurance Fixed Income Portfolio Management at Goldman Sachs Asset Management from February 2005 to September 2008. Prior to that position, from 1997 to January 2005 he was Managing Director and Portfolio Manager at Conning Asset Management where he oversaw investment strategy for all property and casualty insurance company clients. Mr. Gauthier also served as Vice President at General Reinsurance/New England Asset Management, as well as a Portfolio Manager at General Reinsurance.

Marshall J. Grossack has been our Executive Vice President−Chief Actuary since September 2009. He served as our Senior Vice President and Chief Corporate Actuary from July 2004 to September 2009. From June 2002 until July 2004, Mr. Grossack was a Vice President and Actuary for American International Company Limited (now known as Chartis), a subsidiary of AIG, and provided services to us pursuant to a former administrative services contract with American International Company Limited. From June 1999 until June 2002, Mr. Grossack worked as the Southwest Region Regional Actuary for subsidiaries of AIG in Dallas, Texas.

W. Gordon Knight has been President of Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company since May 2008. He joined Allied World National Assurance Company as President, U.S. Operations, Distribution and Marketing in January 2008. Prior to joining us, Mr. Knight was the President of Sales & Marketing for AIG Domestic Brokerage Group from 2005 to January 2008. Prior to that, he was President of AIG WorldSource since 2000. Mr. Knight was also the Executive Vice President of Regional Operations for Commercial Lines for American International Underwriters, Japan and held various other senior management positions during his 26 years at AIG.

John L. Sennott, Jr., CPA, has been our Executive Vice President, Chief Corporate Strategy Officer since September 2009. He served as Chief Financial Officer and then Chief Operating Officer of the Company’s U.S. operations until September 2009. Mr. Sennott joined the Company after it had acquired Darwin Professional Underwriters, Inc. in October 2008. Mr. Sennott joined Darwin Professional Underwriters, Inc. at its founding in March 2003, serving most recently as its Executive Vice President, Chief Financial Officer and a director. He had previously served as principal and founder of Beacon Advisors from 2001 to 2003 and as Controller at Executive Risk from 1998 until its acquisition by Chubb in July 1999. He also served as Controller or Assistant Controller in other property and casualty insurance organizations. Mr. Sennott began his career at Coopers & Lybrand where he reached the position of Manager in the Business Assurance Group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview.  The Company is a Bermuda-based specialty insurance and reinsurance company that underwrites a diversified portfolio of property and casualty insurance and reinsurance lines of business. The Company became a public company in July 2006 after the successful completion of its IPO. In accordance with the rules of the NYSE, a majority of the members of the Board are independent and the Compensation Committee is presently comprised of five independent Board members. The Board has adopted a Compensation Committee Charter discussed elsewhere in this Proxy Statement. The Compensation Committee oversees our compensation programs and makes all final compensation decisions regarding the NEOs. The Company has achieved considerable growth since its inception in November 2001 and its compensation programs and plans have been designed to reward executives who contribute to the continuing success of the Company.

Compensation Philosophy.  The Compensation Committee believes that an effective executive compensation program is one that is designed to (i) reward strong Company and individual performance, (ii) align the interests of the NEOs and the Company’s shareholders and (iii) balance the objectives of pay-for-performance and retention. The insurance and reinsurance industry is very competitive, cyclical and often volatile, and the Company’s success depends in substantial part on its ability to attract and retain successful, high-achieving employees who will remain motivated and committed to the Company during all insurance industry cycles.

NEO Compensation Structure.  In keeping with this philosophy, our NEO compensation structure is comprised of cash compensation primarily consisting of base salary and annual cash bonus, and long-term equity-based compensation consisting of RSUs granted under the Company’s Stock Incentive Plan and performance-based awards granted under the Company’s Second Amended and Restated Long-Term Incentive Plan (the “LTIP”) and Stock Incentive Plan. Consistent with its historical practice, in February 2009 and February 2010, the Compensation

Committee targeted total cash compensation and total direct compensation (including both cash compensation and equity-based compensation) to be competitive with the Former Bermuda Peer Group and New Peer Group, respectively, each as described herein, with actual pay delivered to the NEOs dependent on various factors, including Company and individual performance, job responsibilities and the NEO’s ability to help the Company achieve its goals and objectives.

Compensation Objectives

The Compensation Committee’s objectives for the Company’s compensation program include:

•	Driving and rewarding employee performance that supports the Company’s business objectives and financial success;

•	Attracting and retaining talented and highly-skilled employees;

•	Aligning NEO compensation with the Company’s financial success by having a substantial portion of compensation in long-term, performance-based equity awards, a portion of which is “at risk” with vesting dependent on the Company achieving certain performance targets, particularly at the senior officer level where such person can more directly affect the Company’s financial success; and

•	Remaining competitive with other insurance and reinsurance companies, particularly other Bermuda insurance and reinsurance companies with which the Company competes for talent.

Compensation Oversight and Process

The Compensation Committee has established a number of processes to assist it in ensuring that NEO compensation is achieving its objectives. Among those are:

•	Assessment of Company performance;

•	Assessment of individual performance via interactions with the CEO and other NEOs;

•	Benchmarking and engaging a compensation consultant;

•	Assessment of risks associated with the Company’s compensation program;

•	Assessment of perquisites;

•	Pay-for-performance analysis; and

•	Total compensation review, which includes base salary, annual cash bonuses, long-term incentive compensation, perquisites and contributions to retirement plans.

In determining the level of compensation for the NEOs, both quantitative and qualitative factors of the Company’s and each NEO’s performance were analyzed.

Assessment of Company Performance

The Company’s performance was assessed using various factors that the Compensation Committee believed were relevant to creating value for its shareholders. These factors include growth in book value, earnings before interest and taxes plus other comprehensive income, return on equity, Common Share price performance and the Company’s combined ratio (a measure of its underwriting performance). During 2009, there was excess capacity and increased competition in the insurance and reinsurance industry as well as the recent U.S. and international economic downturn. Despite these difficult market conditions, the Company performed strongly in 2009.

Assessment of Individual Performance

Each NEO’s performance is reviewed annually by Mr. Carmilani, our CEO, on his or her individual skills and qualifications, management responsibilities and initiatives, staff development and the achievement of departmental, geographic and/or established business goals and objectives, depending on the role of the NEO. Each NEO’s performance was assessed on both Company and individual achievements in light of current market conditions in the insurance and reinsurance industry. Mr. Carmilani’s performance was reviewed by the Compensation Committee and was also assessed on both the Company’s achievements and his individual achievements in light of current market conditions in the insurance and reinsurance industry. In 2009, these performance reviews formed the basis on which compensation-related decisions were made for annual cash bonuses and grants of equity awards under the Company’s LTIP and its Stock Incentive Plan as well as 2010 base salaries and target bonus opportunities. Due to the potential volatility of the insurance and reinsurance industry and thus the Company’s financial results, the Compensation Committee believes that pure quantitative performance measures are not the most appropriate measure of rewarding NEO performance.

The CEO’s Role.  The Compensation Committee determines the Company’s compensation philosophy and objectives and sets the framework for the NEOs’ compensation structure. Within this framework, Mr. Carmilani, our CEO, is responsible for recommending to the Compensation Committee all aspects of compensation for each NEO, excluding himself. He reviews the recommendations, survey data and other materials provided to him by Towers Watson & Co. (formerly Watson Wyatt) (our independent compensation consultant) as well as proxy statements and other publicly available information, and consults with our Senior Vice President of Human Resources in making his recommendations. He also assesses the Company’s and each other NEO’s performance as described above. The conclusions and recommendations resulting from these reviews and consultations, including proposed salary adjustments, annual cash bonus amounts and equity award amounts, are then presented to the Compensation Committee for its consideration and approval. The Compensation Committee has discretion to modify any recommendation it receives from management, but strongly relies on Mr. Carmilani’s recommendations.

The Board and NEO Interactions.  The Board has the opportunity to meet with the NEOs regularly during the year. In 2009, the Company’s NEOs met with and made presentations to the Board regarding their respective business lines or responsibilities. The Company believes that the interaction among its NEOs and the Board is important in enabling the Board, including the members of the Compensation Committee, to form its own assessment of each NEO’s performance.

Timing of Awards.  The Compensation Committee believes that compensation decisions regarding employees should be made after year-end results have been determined to better align employee compensation with Company performance and shareholder value. This requires that annual cash bonuses, equity awards and base salary adjustments be determined after year-end financials have been prepared and completed. The Compensation Committee’s policy is to approve compensation decisions at its regularly scheduled meeting during the first quarter of the year.

Benchmarking

The Role of Towers Watson, Our Independent Compensation Consultant.  The Compensation Committee selected Towers Watson as its advisor and directed it to conduct analyses on key aspects of NEO and other senior officer pay and performance, and to provide recommendations about compensation plan design. Towers Watson reports directly to the Compensation Committee and in 2009 did not provide any non-executive consulting services to the Company that would require disclosure under SEC rules. Towers Watson meets with members of senior management to gain a greater understanding of key issues facing the Company and to review its cash and equity compensation programs and executive benefit programs. The Compensation Committee meets separately with Towers Watson to review in detail all compensation-related decisions regarding the CEO. During this review, the Compensation Committee also receives Towers Watson’s analyses of NEO pay and performance for the Company and its peers.

The survey data and other information provided by Towers Watson are used as a frame of reference for setting the total cash and total direct compensation of our NEOs. They include peer group information for the prior year regarding pay mix and, where available, detailed information for each NEO position, showing compensation paid at the 25th percentile, the median and the 75th percentile. Setting compensation targets with the assistance of survey data provided by an independent third party is intended to ensure that our compensation practices are both prudent and competitive.

Compensation Benchmarking to Peer Group.  Until May 2009, the Company’s peer group consisted of seven Bermuda insurance and reinsurance companies, which included: Arch Capital Group Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Max Capital Group, Ltd., Montpelier Re Holdings Ltd. and Platinum Underwriters Holdings, Ltd. (the “Former Bermuda Peer Group”). The Former Bermuda Peer Group was adopted by the Compensation Committee based on each company being within the range of annual revenue, market to book value, net income, total assets and return on equity similar to the Company. The Former Bermuda Peer Group was used for benchmarking purposes in February 2009.

In May 2009, the Compensation Committee adopted a new peer group consisting of thirteen insurance and reinsurance companies based on geographic location, total annual revenue and market capitalization similar to the Company and on having publicly-disclosed executive compensation information useful for benchmarking purposes (the “New Peer Group”). The Compensation Committee determined that the New Peer Group is better aligned with our core competitors in light of our U.S. expansion and focus on specialty insurance. The New Peer Group includes: Arch Capital Group Ltd., Argo Group International Holdings, Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., The Hanover Insurance Group, Inc., HCC Insurance Holdings, Inc., Markel Corporation, Max Capital Group Ltd., The Navigators Group, Inc., OneBeacon Insurance Group, Ltd., RLI Corp. and W. R. Berkley Corporation.

Assessment of Risks Associated with Compensation

The Compensation Committee has evaluated certain risks associated with the Company’s compensation policies and programs. As part of this evaluation, the Compensation Committee has reviewed and analyzed each element of compensation and engaged Towers Watson to perform a qualitative pay-risk assessment. In its pay-risk assessment, Towers Watson evaluated the balance of risk and compensation for different pay elements within the four primary categories of the Company’s compensation program: pay philosophy and structure, pay plan design, performance metrics and governance.

The Compensation Committee believes that the Company has a multi-faceted compensation program consisting primarily of base salaries, annual cash bonuses and equity-based awards. The Company’s compensation program includes the following attributes:

•	With regard to the annual cash bonus, the Compensation Committee has the authority to reduce or eliminate the discretionary half of the annual cash bonus pool.

•	The formulaic element of the Company’s annual cash bonus pool and the performance metrics for the performance-based equity awards are different, are not tied to gross production or top-line revenue growth and are reviewed and approved annually by the Compensation Committee.

•	The Company’s equity-based awards vest over an extended term of years.

•	The RSU Award Agreements and Performance-Based Equity Award Agreements both contain forfeiture clauses for certain actions taken by the recipient, including being terminated for “cause” (as defined in the agreements) and violating certain non-complete and non-solicitation clauses contained in such agreements.

•	Because of the Company’s stock ownership policy, our NEOs and other officers could also lose a significant portion of their overall compensation if the price of the Common Shares were to decline as a result of inappropriate or unnecessary risk taking.

Total Compensation Review

Each year, the Compensation Committee reviews a summary report or “tallysheet” prepared by the Company for each NEO as well as the other executive officers. The purpose of a tallysheet is to show the aggregate dollar value of each officer’s total annual compensation, including base salary, annual cash bonus, equity-based compensation, perquisites and all other compensation earned over the past two years. The tallysheet also shows amounts payable to each NEO upon termination of his or her employment under various severance and change-in-control scenarios. Tallysheets are reviewed by our Compensation Committee for informational purposes.

The table below reflects the process and philosophy by which the Compensation Committee calculated executive compensation in 2009 and is intended to assist shareholders in understanding the elements of total compensation as determined by the Compensation Committee. This information differs from the calculation of total compensation in accordance with the disclosure rules of the SEC, primarily by disclosing the grant date fair value of equity awards granted in 2010 for the prior year 2009 performance. A table further on in this Proxy Statement under the heading “Summary Compensation Table” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table below and those amounts reported in the Summary Compensation Table and related tables. While the table below is presented to explain how the Compensation Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC’s rules begin on page 35.

		Cash Bonus		Performance-
		Paid in 2010	RSUs Granted in	Based Awards
		for 2009	2010 for 2009	Granted in 2010 for	2009 Total
Name Executive Officer	Base Salary	Performance(3)	Performance	2009 Performance(4)	Compensation(5)

Scott A. Carmilani	$970,000	$1,455,000	$598,650	$5,479,950	$8,503,600
Joan H. Dillard	$455,000	$675,000	$303,930	$921,000	$2,354,930
Wesley D. Dupont(1)	$369,000	$400,000	$161,175	$782,850	$1,713,025
W. Gordon Knight(1)	$550,000	$825,000	$405,240	$1,013,100	$2,793,340
John L. Sennott, Jr.(1)(2)	$350,000	$300,000	$172,688	$598,650	$1,421,338

(1)	The base salary amounts set forth in this column represent the 2009 base salary rates for the applicable NEO. These base salary rates became effective March 2009; therefore, these amounts differ from the base salary amounts actually paid during calendar year 2009 and as shown in the Summary Compensation Table below. Mr. Sennott’s base salary was increased to $370,000 effective March 8, 2010. No other NEO received an increase to his or her base salary for 2010.

(2)	In assessing his overall compensation, the Compensation Committee did not consider potential amounts that could be earned by Mr. Sennott under the Darwin Professional Underwriters, Inc. Amended and Restated Long-Term Incentive Plan (the “Darwin LTIP”). The Darwin LTIP has been terminated with respect to grants of future awards effective as of the closing of the Company’s acquisition of Darwin Professional Underwriters, Inc. (“Darwin”) in October 2008; however, the amounts from the 2003-2008 performance periods remain payable through 2014. For more information on the Darwin LTIP, see “— Cash Compensation — Annual Cash Bonus — Other Compensation”.

(3)	The amounts disclosed above in the “Cash Bonus Paid in 2010 for 2009 Performance” column represent cash bonuses earned under our 2009 annual cash bonus program with respect to 2009 performance that were paid in early March 2010. In accordance with SEC disclosure rules, these payments are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below for 2009.

(4)	As to equity compensation, the table above reflects equity-based awards in the year for which they were awarded. The dollar values disclosed above in the “RSUs Granted in 2010 for 2009 Performance” column and “Performance-Based Awards Granted in 2010 for 2009 Performance” column have been calculated in accordance with footnote 2 to the Summary Compensation Table below and using a grant date fair value as of February 22, 2010 ($46.05 per Common Share, the closing price on such date). Although the Compensation Committee granted the RSU awards in 2010 with respect to the performance of the NEOs during 2009, under SEC rules these awards will be reflected in the Summary Compensation Table in the Company’s 2011 Proxy Statement. The amounts disclosed in the Stock Awards and Option Awards columns of the Summary Compensation Table below reflect the full grant date fair value of awards issued in February 2009 for prior performance. In February 2010, Mr. Carmilani received 13,000 RSUs and 119,000 performance-based awards; Ms. Dillard received 6,600 RSUs and 20,000 performance-based awards; Mr. Dupont received 3,500 RSUs and 17,000 performance-based awards; Mr. Knight received 8,800 RSUs and 22,000 performance-based awards; and Mr. Sennott received 3,750 RSUs and 13,000 performance-based awards. For these awards, the NEOs will receive 60% in Common Shares and 40% in cash on the applicable vesting date. For more information on these equity-based awards, please see “— Equity-Based Compensation — Time-Vested RSU Awards” and “— Equity-Based Compensation — Performance-Based Awards”.

(5)	The amounts disclosed in the table above under the heading “2009 Total Compensation” and the amounts reported in the Total column of the Summary Compensation Table below differ for two principal reasons. The first is due to the SEC’s disclosure requirements with respect to equity awards, as described above in footnote 4 to this table. The second is that the Total column in the Summary Compensation Table includes other amounts of compensation deemed by the SEC’s disclosure rules to have been earned in 2009, including certain other compensation that the Compensation Committee does not consider conceptually as a component of total compensation, as such amounts are viewed by the Compensation Committee as either de minimis or provided to all employees (such as Company contributions under the Company’s 401(k) plan) or a necessary result of the Company’s location in Bermuda, and not related to an executive’s performance with respect to a given year.

Components of Executive Compensation

Total compensation for the NEOs consists of the following components:

•	Base salary;

•	Annual cash bonus;

•	Equity-based compensation, through grants of time-vested RSUs and performance-based awards;

•	Perquisites, particularly reimbursement for housing expenses; and

•	Retirement, health and welfare benefits.

Cash Compensation

Base Salary

Base salary is the fixed element of each NEO’s annual cash compensation. Having competitive base salaries is an important part of attracting and retaining key employees. Base salaries are benchmarked to our peer group and are also impacted by the NEO’s performance as well as the Company’s performance. In February 2009, the Compensation Committee reviewed the base salaries of our NEOs with the objective of making sure base salaries were competitive with the Former Bermuda Peer Group. Based on this analysis, the Compensation Committee approved market adjustments to certain NEO’s base salaries benchmarked to the Former Bermuda Peer Group but did not approve any merit increases. In February 2010, the Compensation Committee reviewed the base salaries of our NEOs with the objective of ensuring that base salaries remained competitive. Except for Mr. Sennott, whose base salary was increased to $370,000 to reflect his increased responsibilities for the global organization, no other NEO had an increase to his or her base salary.

Annual Cash Bonus

The Company pays annual cash bonuses pursuant to its cash bonus program, which is designed to align individual performance with the Company’s performance and earnings growth objectives for the year. The Company’s annual cash bonus program is another important element in retaining talented employees and rewarding performance. Cash bonuses paid to our NEOs for 2009 appear in the Summary Compensation Table below in the “Non-Equity Incentive Plan Compensation” column.

Cash Bonus Program.  After extensive internal reviews and discussions, as well as consultations with Towers Watson, the Company established a structured, yet still flexible, cash bonus program that has been implemented by the Compensation Committee. The cash bonus program has two facets: (1) an overall cash bonus pool that is funded and out of which individual annual cash bonuses are paid; and (2) a process by which individual annual cash bonuses are determined. For each senior officer eligible to participate in the cash bonus program, a target bonus percentage was established in February 2009 for the participant’s 2009 cash bonus and in February 2010 for the participant’s 2010 cash bonus. Each officer’s target bonus was based on a percentage of his or her base salary. Target bonus percentages for the NEOs and other senior officers were recommended by the CEO and approved by the Compensation Committee. The CEO’s target bonus percentage was determined solely by the Compensation

Committee. Our NEOs were or will be eligible to receive an annual cash bonus based on a percentage of their annual base salary as follows:

	2009	2010
	Bonus Target	Bonus Target
Name	Percentage	Percentage

Scott A. Carmilani	100%	100%
Joan H. Dillard	100%	100%
Wesley D. Dupont	75%	100%
W. Gordon Knight	100%	100%
John L. Sennott, Jr.	60%	75%

The methodology used to determine the annual cash bonus pool from which individual bonuses are paid contains both a formulaic element and a discretionary element. The formulaic element makes up half of the cash bonus pool funding, and the discretionary element makes up the other half of this pool. The objective is to provide structure and predictability for the Company’s senior officers while also permitting the Compensation Committee to take actions when necessary in light of the cyclicality and volatility of the insurance and reinsurance industry.

The Formulaic Element.  For the 2009 year, the Compensation Committee approved earnings before interest and taxes (“EBIT”) plus other comprehensive income as the financial metric to establish funding targets under the annual cash bonus pool. The three target categories approved were (1) Minimum Target, (2) Target and (3) Maximum Target. The Minimum Target category is based on the Company achieving 80% of its EBIT plus other comprehensive income goal, and if the Company reaches this goal, the formulaic half of the cash bonus pool will be 50% funded. If the Company achieves less than 80% of the EBIT plus other comprehensive income goal, the formulaic half of the cash bonus pool will not be funded. The Target category is based on the Company achieving 100% of its EBIT plus other comprehensive income goal, and if the Company reaches this goal, the formulaic half of the cash bonus pool will be 100% funded. The Maximum Target category is based on the Company achieving 120% or greater of its EBIT plus other comprehensive income goal, and if the Company reaches this goal, the formulaic half of the cash bonus pool is 150% funded.

For 2009, the following EBIT plus other comprehensive income performance targets were approved:

Performance	Minimum		Maximum
Versus Goal	Target	Target	Target

EBIT Plus Other Comprehensive Income	$294.6 million	$368.2 million	$441.8 million
EBIT Plus Other Comprehensive Income as a Percentage Goal	80%	100%	120%
Bonus Pool Funding	50%	100%	150%

Why use EBIT plus other comprehensive income as the financial metric?  The Compensation Committee selected the EBIT plus other comprehensive income financial metric for the 2009 fiscal year because it believed it was the most comprehensive and relevant measure of the Company’s annual results. The Compensation Committee added other comprehensive income to the financial metric in 2009 in order to capture both net unrealized investments gains and losses in the measurement of the Company’s results.

How is EBIT plus other comprehensive income calculated?  EBIT plus other comprehensive income is calculated by taking the Company’s net income and adding back interest expense and tax expense, and adding other comprehensive income. In 2009, EBIT plus other comprehensive income was derived as follows (based on approximate totals): $606.9 million of net income, plus $39.0 million of interest expense, plus $36.6 million of income tax expense, plus $181.1 million of other comprehensive income equals $863.6 million of EBIT plus other comprehensive income. Based on the $441.8 million Maximum Target reflected in the table above, the formulaic element of the cash bonus pool exceeded the maximum target and was at the 150% funding level.

How were the targets determined?  The target for the 2009 annual cash bonus pool was based on budgeted EBIT plus other comprehensive income for the Company. Budgeted EBIT for 2009 decreased slightly from 2008 due to increasing expenses as a result of the Company’s growth in infrastructure, primarily in the United States. The Compensation Committee believed this target to be a fair yet demanding goal, recognizing that the Company failed to achieve its $302 million minimum EBIT target in 2008 and that the Company continued to face significant challenges in growing its business at a time of increased competition and excess capacity in the insurance and reinsurance marketplace. The factors that primarily contributed to the Company exceeding the maximum target in 2009 included the benign level of catastrophe activity in the United States during the year, favorable reserve releases from prior loss years and significant investment gains due in part to positioning the portfolio to benefit from the financial market recovery.

The Discretionary Element.  As stated above, the discretionary portion of the award is intended to take into account other qualitative measures of performance, to give the Compensation Committee flexibility in light of the cyclicality and potential volatility of the insurance and reinsurance industry and to consider the Company’s performance relative to its peer group. The Compensation Committee funds the formulaic element of the annual cash bonus pool based on EBIT plus other comprehensive income and then funds half of the total annual cash bonus pool based on various discretionary considerations. Like the formulaic half of the cash bonus program, the discretionary portion of the award may be funded at 0% to 150% of the discretionary half of the bonus pool, which is independent of the funding level of the formulaic portion of any award. The Compensation Committee then determines each senior officer’s annual cash bonus, which is paid out of the total pool. Depending on the overall cash bonus pool funding level, awards to individual officers are made based on the CEO’s and Compensation Committee’s assessments of individual performance.

The Compensation Committee sought to reward the NEOs for their performance and achievements in 2009. Highlights of the Company’s achievements in 2009 include:

•	Significantly expanding the Company’s business in the United States, including:

•	Completing successfully the integration of the operations of Darwin and its subsidiaries into the Company’s operations following the acquisition of Darwin in October 2008;

•	Expanding the Company’s insurance product offerings across a wide array of specialty coverages;

•	Expanding the Company’s U.S. reinsurance platform; and

•	Increasing gross premiums written in the United States by 117% in 2009;

•	Growing tangible book value and total shareholders’ equity by 39% and 33%, respectively;

•	Growing total assets by 7% to $9.7 billion;

•	Posting net income of $606.9 million and comprehensive income of $788.0 million; and

•	Expanding the Company’s operations into Asia by opening branch offices in Hong Kong and Singapore.

Based on these achievements and other considerations, the Compensation Committee funded the discretionary half of the annual cash bonus pool at 150%, which resulted in the annual cash bonus pool being funded at 150% of the Target column above when combined with the formulaic half of the cash bonus pool. However, based on the recommendation of senior management, only 132% of the funded cash bonus pool was paid to eligible participants. The annual cash bonus earned for 2009 by each of the NEOs as a percentage of his or her salary and as a percentage of target bonus is as follows:

	Bonus as a Percentage	Bonus as a Percentage
Name	of Base Salary	of Target

Scott A. Carmilani	150%	150%
Joan H. Dillard	148%	148%
Wesley D. Dupont	108%	145%
W. Gordon Knight	150%	150%
John L. Sennott, Jr.	86%	143%

Other Compensation.  In connection with our acquisition of Darwin in October 2008, we assumed obligations under the Darwin LTIP, which was a cash-based incentive plan that rewarded participants with a percentage of Darwin’s underwriting profit with respect to a given performance year, called a “Pool Year” under the plan. For Pool Years beginning in January 2003, 2004 and 2005, the Darwin LTIP measured Pool Year profitability by reference to Darwin’s net income for the year, including investment income, and without any required base level of profitability as a condition to receipt of benefits. For Pool Years beginning in January 2006, 2007 and 2008, the Darwin LTIP measured Pool Year profitability by reference to Darwin’s net income, excluding investment income, and eligibility for benefits was subject to Darwin having achieved an underwriting profitability level for the Pool Year equal to at least 5%. This means that Darwin was deemed to have underwriting profits only to the extent that its net income, excluding investment income, exceeded 5% of net premiums earned for the applicable Pool Year.

Each year, an amount equal to 20% of Darwin’s Pool Year underwriting profit was allocated to the Darwin LTIP pool. Participants in the Darwin LTIP were awarded specified percentages of the total pool. The Darwin LTIP had a four-year vesting schedule for participants, which began on the first day of each Pool Year. Payouts of benefits under the Darwin LTIP were scheduled to occur in increments prior to March 15th of the fourth year (70% of total payout), the fifth year (15%) and the sixth year (15%) following the relevant Pool Year. Therefore, the first payment to Darwin’s LTIP participants for the 2003 Pool Year occurred in March 2007. The six-year payout schedule in the Darwin LTIP was designed to allow a reasonable period for claims arising under a Pool Year’s policies to mature and to allow the actual underwriting results of that Pool Year’s business to be determined with a high level of credibility. Further, in calculating benefits payable with respect to profitable Pool Years, the Darwin LTIP required that such profits be reduced by underwriting losses in any other Pool Year.

Darwin LTIP awards “vested” upon the closing of the Darwin acquisition in October 2008, although they remain subject to loss in the event of a participant’s termination for “cause,” as defined in the Darwin LTIP. The amounts payable to participants continue to remain subject to future determinations based on actual profits (or losses) for Darwin’s past Pool Years. 2008 constituted the final Pool Year under the Darwin LTIP, and that Pool Year includes policies underwritten by Darwin through year end. Final payouts to participants under the 2008 Pool Year will occur in March 2014. Mr. Sennott is our only NEO who participates in the Darwin LTIP. In 2009, Mr. Sennott received a total Darwin LTIP cash payment equal to $923,130, which represented payments with respect to three Pool Years: the final payment with respect to Darwin’s 2003 Pool Year ($90,828), the middle payment with respect to Darwin’s 2004 Pool Year ($279,822), and the first payment with respect to Darwin’s 2005 Pool Year ($552,480). In the first quarter of 2010, Mr. Sennott received a total Darwin LTIP cash payment equal to $1,411,002, which represented payments with respect to three Pool Years: the final payment with respect to Darwin’s 2004 Pool Year ($420,146), the middle payment with respect to Darwin’s 2005 Pool Year ($337,049), and the first payment with respect to Darwin’s 2006 Pool Year ($653,807).

Total Cash Compensation

Total Cash Compensation for 2008 Performance

The Compensation Committee considers total cash compensation to be comprised of base salary and an annual cash bonus target based on a percentage of the NEO’s base salary. In determining each NEO’s total cash compensation for 2008 performance, the Compensation Committee considered numerous factors, including individual NEO accomplishments and the executive management team’s vital role in executing on a number of strategic Company initiatives during 2008, such as: expanding the geographical scope of the Company’s U.S. insurance operations by opening offices in the Southeastern and Western regions of the United States; expanding the Company’s U.S. insurance product offerings; acquiring Darwin to further diversify the Company’s U.S. insurance product offerings and to gain access to niche primary casualty business; acquiring an affiliate of Berkshire Hathaway that was licensed in 49 states and the District of Columbia from which the Company launched its U.S. reinsurance platform; and growing shareholders’ equity by nearly 8% in spite of the financial market turmoil and recession.

The Compensation Committee reviewed data provided by Towers Watson as part of its total cash compensation assessment in order to help ensure that its recommendations were reasonable and effective. The Compensation Committee determined that each of Mr. Carmilani’s and Ms. Dillard’s base salary and annual cash bonus target was competitive with the Former Bermuda Peer Group. Accordingly, no changes were made to these elements for either executive. The Compensation Committee recognized the strong performance of both Messrs. Knight and Dupont during 2008 and raised each officer’s annual cash bonus target, and thereby raised each officer’s total target cash compensation, to be more competitive with the Former Bermuda Peer Group and a survey group of companies, respectively.

Mr. Sennott joined the Company in October 2008 as a result of the Darwin acquisition, and his compensation was not approved by the Compensation Committee at such time. The Compensation Committee approved an increase to Mr. Sennott’s base salary in February 2009 based on his career experience and his increased job responsibilities related to the Company’s U.S. operations and to make his base salary comparable to other members of the Company’s senior management.

Total Cash Compensation for 2009 Performance

In February 2010, the Compensation Committee wanted to reward the NEOs for the Company’s exceptional performance in 2009 as well as for each NEO’s individual performance and achievements during the year. Three of the NEOs had been promoted in September 2009. Ms. Dillard was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer, Mr. Dupont was promoted from Senior Vice President, General Counsel and Secretary to Executive Vice President, General Counsel and Corporate Secretary, and Mr. Sennott was promoted to Executive Vice President and Chief Corporate Strategy Officer and he became an executive officer of the Company. The Compensation Committee analyzed each NEO’s total cash compensation and approved increases in the annual cash bonus targets for Messrs. Dupont and Sennott to reflect their promotions. No other compensation modifications for the other NEOs were made.

Equity-Based Compensation

For the NEOs in 2009, the Company’s long-term incentive compensation was structured under:

•	the Stock Incentive Plan; and

•	the LTIP.

Overview.  The Compensation Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term equity-based awards, the largest portion of which should be “at risk” awards with vesting dependent on the Company achieving certain performance targets. The Compensation Committee generally sets the mix between performance-based awards and time-vested RSU awards at a ratio of approximately 90% to 10% for the CEO and of approximately 70% to 75% performance-based awards to 25% to 30% time-vested RSUs. The CEO receives a higher percentage of performance-based awards because the Compensation Committee believes he should be held more accountable for the Company’s performance. Equity-based awards serve to better align the interests of the NEOs and the Company’s shareholders. Equity-based awards also help to ensure a strong connection between NEO compensation and the Company’s financial performance because the value of the award depends on the Company’s future performance and share price. Long-term equity-based awards, meaning awards that vest over a period of years, also serve as a management retention tool. The Compensation Committee utilizes equity-based awards to accomplish its compensation objectives while recognizing its duty to the Company’s shareholders to limit equity dilution. The Compensation Committee has received analyses from Towers Watson on relevant factors of its equity compensation program, including the values of the vested and unvested equity stakes, potential dilution, overall usage, gross run-rates, burn rates (the number of shares awarded during the year divided by total common shares outstanding) and comparisons to the equity compensation programs of the Former Bermuda Peer Group over the most recent three-year period for which data was available. The Compensation Committee approved settling in cash a portion of RSUs and performance-based awards to better manage our burn rate while we continue to expand our global operations and staffing levels and maintain a broad equity-based compensation program.

Time-Vested RSU Awards.  An RSU gives a holder the right to receive a specified number of Common Shares at no cost (or, in the Company’s sole discretion, an equivalent cash amount in lieu thereof) if the holder remains employed at the Company through the applicable vesting date. The Company has historically settled RSUs in Common Shares, but beginning with grants made in February 2009, the holder will receive a portion of the aggregate amount of such RSUs in Common Shares and the remaining portion in cash equal to the “fair market value” of the Common Shares on the applicable vesting date. Fair market value is defined as the daily volume-weighted average sales price of the Common Shares for the five consecutive trading days up to and including the applicable vesting date. Although an RSU’s value may increase or decrease with changes in the share price during the period before vesting, an RSU will have value in the long term, encouraging retention. While the bulk of the Company’s RSU awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee retains the discretion to make additional awards at other times. The Company also grants RSUs as part of its equity-based compensation package to its employees, including the NEOs. Historically, these RSUs vest pro rata over four years. The Company granted the following awards in 2009 and 2010:

	RSUs Granted	RSUs Granted
	in 2009 for 2008	in 2010 for 2009
Name	Performance	Performance

Scott A. Carmilani	10,000	13,000
Joan H. Dillard	5,000	6,600
Wesley D. Dupont	4,000	3,500
W. Gordon Knight	5,000	8,800
John L. Sennott, Jr.	3,000	3,750

Performance-Based Awards.  Performance-based awards granted to our NEOs in February 2009 consisted of both (i) a target award granted under the LTIP that settles in Common Shares and (ii) a target award of RSUs granted under the Stock Incentive Plan that settles in cash. Awards issued in 2009 will vest after the fiscal year ending December 31, 2011 in accordance with the terms and performance conditions set forth in the LTIP and as described in more detail below. These performance-based awards are “at risk,” meaning should the Company fail to perform at the minimum prescribed level, no performance-based awards will vest and no compensation will be derived by the NEOs from these awards. The Compensation Committee believes that performance-based awards serve to promote the Company’s growth and profitability over the long term. By having a three-year vesting period, these awards also encourage employee retention.

Financial Metrics.  Following a best practices review and consultation with Towers Watson and senior management, the Compensation Committee decided to continue to utilize growth in “adjusted book value” as the primary financial metric for the 2009 grant of performance-based awards because it believed this metric correlates best with long-term shareholder value and the long-term health of the Company. However, “total shareholder return” was added as a component of the financial metric for the 2009 grant of performance-based awards because the Committee wanted to also have a portion of the award connected to Common Share performance. The Company’s total shareholder return will be measured against the A.M. Best Global Non-Life Insurance Index (the “Index”), excluding Berkshire Hathaway Inc. and any company on the Index with fewer than three years of total shareholder return data. While it continues to believe that adjusted book value and total shareholder return are effective financial metrics, the Compensation Committee will evaluate other financial metrics and the weight each financial metric should be given for 2010 performance-based awards as part of its best practices review of executive compensation.

For 2009 grants, vesting of 90% of the performance-based awards is based on an average annual growth in the adjusted book value of the Common Shares as follows:

Performance
Versus Goal	Below Threshold	Threshold	Target	Maximum

2009-2011 Average Per Annum Adjusted Book Value Growth	Below 9%	9%	12%	15%
Number of Shares Earned	0	50%	100%	150%
		of Targeted	of Targeted	of Targeted
		Shares	Shares	Shares

This portion of the performance-based awards will not vest if the Company’s average annual growth in adjusted book value for the three-year period ending December 31, 2011 falls below 9%. The Compensation Committee believes that even at this minimum threshold amount, there is a significant increase in value to the Company’s shareholders, and the NEOs’ and shareholders’ interests are aligned because the NEOs’ receipt of Common Shares and cash is conditioned upon the Company performing well.

How is Adjusted Book Value calculated?  For purposes of vesting performance-based awards under the LTIP and Stock Incentive Plan, adjusted book value is defined as “total shareholders’ equity” adjusted for (1) any special, one-time dividends declared; and (2) any capital events (such as capital contributions or share repurchases). In addition to the two factors above, the Compensation Committee may consider in its discretion any other extraordinary events that may affect the computation.

For 2009 grants, vesting of 10% of the performance-based awards is based on total shareholder return as follows:

Performance	Below
Versus Goal	Threshold	Threshold	Target	Maximum

2009-2011 Total Return to Shareholders Relative to the Index	Below 25th Percentile of Index	25th Percentile of Index	50th Percentile of Index	75th Percentile of Index
Percentage Earned	0	50%	100%	150%
		of Target	of Target	of Target

The applicable portion of the performance-based equity award will not vest if the Company’s total shareholder return is below the 25th percentile of the Index.

Why did the Compensation Committee select the Index?  The Compensation Committee selected the Index in part because it is recognized in the insurance and reinsurance industry, the Company is in the Index along with many of its primary competitors and the Index is sufficiently broad to provide stable results yet specific enough to meaningfully measure performance.

How is relative total shareholder return measured?   The price change of the Common Shares from the first and last day of the performance period plus dividends paid during this time is measured against the relative return of the Index over the performance period.

In 2009, each of the Company’s NEOs received a performance-based award for 2008 performance as set forth below.

Name	Target Awards(1)

Scott A. Carmilani	92,512
Joan H. Dillard	20,000
Wesley D. Dupont	14,000
W. Gordon Knight	20,000
John L. Sennott, Jr.	10,000

(1)	For each NEO, 75% of the target award in the table above will be settled in Common Shares under the LTIP and 25% of the target award will be settled in cash based on the fair market value of the Common Shares on the settlement date.

The number of performance-based awards available for grant each year is determined by the Compensation Committee. In making its determination, the Compensation Committee may consider the number of available shares remaining under the LTIP and the Stock Incentive Plan, the number of employees who will be eligible to receive such awards, market data from competitors with respect to the percentage of outstanding shares made available for annual grants to employees and the need to retain and motivate key employees. The performance-based awards issued under the LTIP in 2007 vested as of December 31, 2009 based on an average per annum adjusted book value growth of 18.1%, which exceeded the 15% maximum category established by the Compensation Committee at the grant date. Thus, these awards vested at 150% of targeted shares.

In determining each NEO’s equity award grants for their performance in 2008 (other than for Mr. Sennott who was not an executive officer at the time equity awards were granted to him), the Compensation Committee considered many factors, including each NEO’s performance and the Company’s performance (as discussed under “Total Cash Compensation for 2008 Performance”), accumulated stock ownership, the value of his or her unvested equity and the value of his or her award relative to the other NEOs. For Mr. Carmilani, the Compensation Committee set the mix between performance-based awards and time-vested RSUs at a ratio of approximately 90% to 10%; for the other NEOs this ratio was set at between approximately 70% to 75% performance-based awards to 25% to 30% time-vested RSUs. Mr. Carmilani received a higher percentage of performance-based awards because the Compensation Committee believes that the CEO should be held more accountable for the Company’s performance.

After the grant of RSUs and performance-based awards in February 2009 for 2008 performance, each of the NEO’s total direct compensation (including both cash and equity-based compensation) was determined to have likely been in excess of the median of external market benchmarks consistent with the Company’s superior performance relative to its peers. Mr. Sennott’s total direct compensation was not based on comparisons to the Former Bermuda Peer Group, but instead on the factors previously discussed under “Total Cash Compensation for 2008 Performance”.

In February 2010, in addition to base salary and annual cash bonus, the Compensation Committee sought to reward the NEO’s for their performance with equity-based compensation, while also being mindful of the Company’s equity burn rate. Accordingly, each NEO received an award of time-vested RSUs and performance-based awards under the Stock Incentive Plan of which 60% will be eligible to settle in Common Shares and 40% will be eligible to settle in cash. The Compensation Committee granted to each NEO an amount of equity-based compensation in order to make each NEO’s total direct compensation (including both cash and equity-based compensation) competitive with the New Peer Group.

Perquisites

The location of our global headquarters in Bermuda affects our ability to attract and retain talented employees as well as the ways in which we compensate employees residing in Bermuda. Because many of our NEOs are non-Bermudians who have relocated to Bermuda, we believe it is important to remain competitive with other Bermuda insurance and reinsurance companies regarding compensation in order to attract and retain talented employees to grow our business. The Compensation Committee received regular updates from senior management and Towers Watson in 2009 on the prevalence and costs of each perquisite provided to the NEOs to ensure that the Company’s perquisite program remains effective and reasonable. Many of the benefits and perquisites discussed below are offered only to those NEOs who have relocated to and reside in Bermuda. Some of the NEOs have not received one or more of these benefits or perquisites in 2009.

Our NEOs receive various perquisites paid by the Company. For Bermuda executives in 2009, these perquisites included a housing allowance, club membership and return flights to their home country for executives and their family members who reside in Bermuda. Many of these perquisites are typical of perquisites provided to the Company’s other expatriate employees located in Bermuda. Similar perquisites are provided by the Company’s competitors in Bermuda for employees in a similar position and have been necessary for recruitment and retention purposes. For Mr. Knight, our NEO located in the United States, perquisites included a housing allowance, reimbursement for air travel to his home in Atlanta, Georgia, club dues and financial and tax planning. The Company’s NEO perquisites generally include:

Housing Allowance.  Non-Bermudians are significantly restricted by law from owning property in Bermuda. This has resulted in a housing market that is largely based on renting to expatriates who work on the island. Housing allowances are a near universal practice for expatriates. The Company bases its housing allowances on available rental market information and the Company’s knowledge of the housing rental market in general. Each housing allowance is based on the level of the employment position and the size of the employee’s family living in Bermuda compared with such market data.

As part of Mr. Knight’s overall benefits package, the Company provided Mr. Knight with an allowance for an apartment in New York City. Because of his position and his role in managing the Company’s U.S. operations, the Company believed it was critical for Mr. Knight to be located primarily at the Company’s office in New York, which is one of the largest insurance markets in the United States and which is where many of the Company’s other U.S. senior officers are located.

Club Membership.  The provision of a club membership or financial assistance with joining a club in Bermuda is common practice in the marketplace and enables the NEOs and other employees who are expatriates to settle into the community. Because club membership also has the benefit of enabling the NEOs to establish social networks with clients, Mr. Knight and a few other senior officers in the United States also receive this benefit.

Home Leave.  Reimbursement for airfare to a home country is common practice for expatriates who are working in Bermuda. The Company believes that this helps the expatriate and his or her family to better keep in touch with relatives and other social networks. Such a benefit is provided by Bermuda insurance and reinsurance companies and is necessary for both recruitment and retention purposes.

The Company reimbursed Mr. Knight for flights to Atlanta, Georgia to return to his home there. The Company believes that this perquisite to Mr. Knight is important for retention purposes, with minimal cost to the Company.

Financial and Tax Planning.  Because many of the Company’s senior officers are non-Bermudians and are subject to complicated tax issues from working abroad, the Company provides reimbursement or payment of the cost of up to $10,000 for financial and tax planning to certain of the senior officers, including its NEOs. The Company believes this perquisite is necessary for retention purposes and is important for the financial welfare of the Company’s expatriated employees.

In 2009, the Company reimbursed up to $10,000 for financial and tax planning for certain of its senior officers in the United States, including Mr. Knight. The Company believes this perquisite is important for retention purposes and for helping to ensure the long-term financial security of the NEOs.

Tax “Gross-Ups”.  In 2006, the U.S. Tax Increase Prevention and Reconciliation Act of 2005 (the “Tax Act”) was passed, which significantly increased the amount of U.S. federal tax our Bermuda employees who are U.S. citizens have to pay. As a result of the Tax Act, the Company agreed to “gross-up” U.S. taxpayers who are employees working in Bermuda in connection with these additional tax obligations. The Company believes this perquisite is important in retaining employees affected by the Tax Act.

In 2009, the Company also agreed to gross up Mr. Knight in connection with additional tax obligations he incurs as a result of his housing allowance.

Aircraft Usage.  One of the Company’s subsidiaries leases the fractional use of one aircraft and fractionally owns another. The Company determined that these aircraft were necessary primarily to facilitate directors attending Board meetings in Bermuda. During 2009, certain NEOs used these aircraft from time to time for business purposes. If the aircraft are used for personal reasons, the incremental costs for such use, not including fixed costs, are included in total perquisites for the NEO. During 2009, only Mr. Carmilani, our CEO, used the aircraft for personal reasons. See the “Summary Compensation Table” below for more information.

Retirement, Health and Welfare Benefits

The Company offers a variety of health and welfare programs to all eligible employees. The NEOs are generally eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs are intended to protect employees against catastrophic loss and include medical, pharmacy, dental, vision, life insurance, accidental death and disability, and short- and long-term disability. In 2009, the Company provided full-time employees with these benefits at no cost to the employee. We offer a qualified 401(k) savings and retirement plan for our employees who are U.S. citizens (wherever they may be located) and similar plans for our other employees. All Company employees, including the NEOs, are generally eligible for these plans. The Company contributes to such employees’ accounts as well in the form of a matching contribution and up to a 2% profit sharing contribution.

We have established the Allied World Assurance Company (U.S.) Inc. Second Amended and Restated Supplemental Executive Retirement Plan (the “SERP”) for our employees who are U.S. citizens and that reside in the United States. We contribute under the SERP up to 10% of a participant’s annual base salary in excess of the then-effective maximum amount of annual compensation that could be taken into account under a qualified plan under the Code, as established by the Internal Revenue Service from time to time (the “IRS Compensation Limit”), with an annual base salary cap of $600,000. This means that we will start making contributions under the SERP to a participant only after such participant has earned annual base salary in excess of the IRS Compensation Limit ($245,000 in 2009) and will stop making such contributions once a participant has earned $600,000. Under the SERP, an NEO may voluntarily contribute up to 25% of his or her annual base salary up to a maximum of $600,000. In 2008, the Compensation Committee reduced the number of employees eligible to receive a Company contribution under the SERP to achieve the common market practice of providing supplemental retirement contributions only for compensation over the IRS Compensation Limit.

There is a five-year cumulative vesting period for all Company contributions so that upon completion of five years of service, a participant will be 100% vested in all prior and future contributions made on his or her behalf by the Company or its subsidiaries. The Company contributions shall also fully vest upon a participant’s retiring after attaining the age of 65. Executives may defer receipt of part or all of their cash compensation under the SERP. The program allows U.S. officers to save for retirement in a tax-effective way at minimal cost to the Company. The investment alternatives under the SERP are the same choices available to all participants under the 401(k) plan, and the NEOs do not receive preferential treatment on their investments. The SERP complies with Sections 409A and 457A of the Code. The Company believes that contributing to a participant’s retirement and having a five-year cumulative vesting for the Company’s contributions on behalf of a participant attracts senior officers who want to remain with the Company for the long term and help it achieve its business objectives.

In 2009, in response to changes in the tax treatment of deferred compensation earned by employees of certain offshore companies such as the Company, the Company precluded future contributions under the SERP by or on behalf of any employees who are subject to Section 457A of the Code. This includes our NEOs who work and reside in Bermuda, namely Messrs. Carmilani and Dupont and Ms. Dillard. Additionally, any amounts that are required to be taken into income prior to their originally scheduled payment date under the SERP (including grandfathered amounts under Section 457A of the Code, which must be taken into income no later than 2017) will be paid under the SERP coincident with such event of tax recognition. In lieu of matching contributions previously provided by the Company to these former participants through the SERP, the Company will provide comparable benefits to these participants in the form of current cash payments, which will be subject to tax.

Stock Ownership Policy

In order to promote equity ownership and further align the interests of management with our shareholders, in 2007 the Board adopted a stock ownership policy for senior employees. Under this policy, all of our employees with titles of vice president and above are expected to own within five years after his or her joining us or after a promotion, equity interests in the Company, expressed as a multiple of base salary as follows:

Multiple of
Title	Base Salary

Chief Executive Officer	5 times
Executive Vice President, Senior Vice President or Presidents	2 times
Vice President	1 time

Employees are expected not to sell any Common Shares until they are in compliance with this policy. If a covered employee previously achieved compliance under the policy but wished to sell a certain portion of his or her holdings of Common Shares at a time when he or she was not in compliance with the policy solely as a result of a significant decrease in the price of Common Shares, the policy allows the general counsel of the Company to exercise his discretion to allow such sale to occur. All NEOs currently meet or exceed the requirements of the stock ownership policy.

Under the Company’s Policy Regarding Insider Trading for all Directors, Officers and Employees and its Code of Conduct and Business Ethics, employees are prohibited from engaging in speculative or “in and out” trading in securities of the Company. In addition, the Company also prohibits hedging and derivative transactions in its securities (other than transactions in the Company’s employee stock options) and trading in or through margin accounts. These transactions are characterized by short sales, buying or selling publicly traded options, swaps, collars or similar derivative transactions.

Employment Agreements/Severance Arrangements

The Company or its subsidiaries have entered into employment agreements with Messrs. Carmilani, Dupont, Knight and Sennott and Ms. Dillard. Please see “— Narrative Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information.

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities earned by the NEOs for fiscal years 2009, 2008 and 2007.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

Scott A. Carmilani(1)	2009	$970,000	$4,000,019	$—	$1,455,000	$424,026	$6,849,045
President, Chief Executive	2008	$958,333	$8,300,008	$—	$730,000	$446,500	$10,434,841
Officer and Chairman of the Board	2007	$900,000	$2,670,280	$—	$1,350,000	$447,117	$5,367,397
Joan H. Dillard	2009	$455,000	$975,500	$—	$675,000	$227,286	$2,332,786
Executive Vice President and	2008	$432,500	$1,298,100	$—	$350,000	$263,083	$2,343,683
Chief Financial Officer	2007	$320,000	$1,510,450	$—	$360,000	$253,472	$2,443,922
Wesley D. Dupont	2009	$364,833	$702,360	$—	$400,000	$252,755	$1,719,948
Executive Vice President,	2008	$332,750	$865,400	$—	$200,000	$289,499	$1,687,649
General Counsel and Corporate Secretary	2007	$276,500	$884,570	$—	$210,000	$298,100	$1,669,170
W. Gordon Knight(6)	2009	$545,192	$975,500	$—	$825,000	$190,660	$2,536,352
President, Allied World	2008	$500,769	$1,298,100	$161,370	$450,000	$2,703,364	$5,113,603
Assurance Company (U.S.) Inc. and Allied World National Assurance Company
John L. Sennott, Jr.(6)	2009	$332,075	$507,260	$—	$300,000	$944,088	$2,083,423
Executive Vice President, Chief Corporate Strategy Officer

(1)	Mr. Carmilani receives no additional compensation for serving as our Chairman of the Board.

(2)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation cost to be recognized with respect to RSU and performance-based awards granted in such year determined as of the grant date under FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The following portion of the value shown in the “Stock Awards” column in 2009 represents the grant date value of performance-based awards ($39.02 per Common Share, the closing price on such date) based upon the probable outcome of such performance criteria: $3,609,818 for Mr. Carmilani, $780,400 for Ms. Dillard, $546,280 for Mr. Dupont, $780,400 for Mr. Knight and $390,200 for Mr. Sennott. The remaining amounts reflected in the “Stock Awards” column represent the grant date fair value of RSU awards that are not subject to performance vesting conditions. Assuming the highest level of performance, the grant date fair value of performance-based awards granted in 2009 would equal $5,414,727 for Mr. Carmilani, $1,170,600 for Ms. Dillard, $819,420 for Mr. Dupont, $1,170,600 for Mr. Knight and $585,300 for Mr. Sennott.

The numbers below in the remainder of this footnote 2 only
are expressed in thousands of United States dollars, except share, per share, percentage and ratio information

The compensation expense recognized by the Company under the Stock Incentive Plan for the year ended December 31, 2009 was as follows:

	Year Ended December 31, 2009
		Weighted
		Average
		Grant Date
	RSUs	Fair Value

Outstanding RSUs at beginning of year	971,707	$36.81
RSUs granted	133,575	39.01
RSUs fully vested	(156,119)	(40.15)
RSUs forfeited	(33,731)	(38.29)

Outstanding RSUs at end of year	915,432	$36.51

Compensation expense of $9,003, $7,988 and $7,418 relating to the issuance of the RSUs has been recognized in “general and administrative expenses” in the Company’s consolidated income statements in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC (the “Form 10-K”) for the years ended December 31, 2009, 2008 and 2007, respectively. The compensation expense for the RSUs is based on the fair market value of the Common Shares at the time of grant. The Company has assumed a weighted average annual forfeiture rate of 5.29% in determining the compensation expense over the service period. The RSUs vested in 2009, 2008 and 2007 had intrinsic values of $6,212, $6,663 and $1,678 at the time of vesting, based on average market values per share of $40.15, $46.05 and $43.60, respectively.

As of December 31, 2009 and 2008, the Company has recorded $28,827 and $20,247, respectively, in “additional paid-in capital” on the consolidated balance sheets in the Form 10-K in connection with the RSUs awarded.

As of December 31, 2009, there was remaining $17,994 of total unrecognized compensation expense related to unvested RSUs awarded. This expense is expected to be recognized over a weighted-average period of 1.6 years. Based on a December 31, 2009 market value of $46.07 per share, the outstanding RSUs had an intrinsic value of $42,174 as of December 31, 2009.

The compensation expense recognized by the Company under the LTIP for the year ended December 31, 2009 was as follows:

	Year Ended December 31, 2009
		Weighted
		Average
		Grant Date
	LTIP	Fair Value

Outstanding LTIP awards at beginning of year	1,066,319	$41.61
LTIP awards granted	278,759	39.02
Additional LTIP awards granted due to the achievement of 2006 – 2008 performance criteria	98,338	34.00
LTIP awards vested	(295,005)	34.00

Outstanding LTIP awards at end of year	1,148,411	$42.28

Compensation expense of $25,580, $17,820 and $12,522 relating to the LTIP has been recognized in “general and administrative expenses” in the Company’s consolidated income statements in the Form 10-K for the years ended December 31, 2009, 2008 and 2007, respectively. The compensation expense for the LTIP is based on the fair market value of the Common Shares at the time of grant. The LTIP is deemed to be an equity plan and as such, $59,777 and $34,206 have been included in “additional paid-in capital” on the Company’s consolidated balance sheets in the Form 10-K as of December 31, 2009 and 2008, respectively.

In calculating the compensation expense and in the determination of share equivalents for the purpose of calculating diluted earnings per share, it is estimated for the LTIP awards granted in 2008 and 2007 that the maximum performance goals as set by the LTIP are likely to be achieved over the performance period. Based on the performance goals, the LTIP awards granted in 2008 and 2007 are expensed at 150% of the fair market value of the Common Shares on the date of grant. For the LTIP awards granted in 2009, it is estimated that the target performance goals as set by the LTIP are likely to be achieved over the performance period. Based on the performance goals, the LTIP awards granted in 2009 are expensed at 100% of the fair market value of the Common Shares on the date of grant. The expense is recognized over the performance period.

As of December 31, 2009, there was remaining $19,036 of total unrecognized compensation expense related to unvested LTIP awards. This expense is expected to be recognized over a period of 1.5 years. Based on a December 31, 2009 market value of $46.07 per share, the outstanding LTIP awards had an intrinsic value of $86,530 as of December 31, 2009.

(3)	The amounts shown in the “Option Awards” column equal the estimate of aggregate compensation cost to be recognized with respect to stock option granted to Mr. Knight in 2008 determined as of the grant date under FASB ASC Topic 718 and excluding the effect of estimated forfeitures. For this option award, the fair value has been calculated using the Black-Scholes option pricing formula.

The numbers below in the remainder of this footnote 3 only
are expressed in thousands of United States dollars, except share, per share, percentage and ratio information

The compensation expense recognized by the Company under the Allied World Assurance Company Holdings, Ltd Second Amended and Restated 2001 Employee Stock Option Plan (the “Stock Option Plan”) for the year ended December 31, 2009 was as follows:

	Year Ended December 31, 2009
		Weighted Average	Weighted Average	Aggregate Intrinsic
	Options	Exercise Price	Contractual Term	Value

Outstanding at beginning of year	1,358,151	$33.63
Granted	279,540	38.97
Exercised	(265,694)	(28.00)
Forfeited	(51,700)	(41.61)
Expired	(5,390)	(43.69)

Outstanding at end of year	1,314,907	35.54	6.5 years	$13,852

Exercisable at end of year	701,896	$31.66	5 years	$10,118

The total intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was $4,283, $2,403 and $3,656, respectively.

Assumptions used in the option-pricing model for the options revalued at the time of the IPO, and for those issued subsequent to the IPO are as follows:

	Options Granted	Options Granted	Options Granted
	During the Year	During the Year	During the Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2007	2008	2009

Expected term of option	6.25 years	6.25 years	4.75 years
Weighted average risk-free interest rate	4.60%	2.58%	2.03%
Weighted average expected volatility	22.82%	24.22%	42.96%
Dividend yield	1.50%	1.66%	1.71%
Weighted average fair value on grant date	$12.05	$9.63	$12.80

During 2009, the Company determined that there is sufficient Company specific information available to determine the expected term of the option and the expected volatility. As a result, the expected term of the option is based on the historical terms of options granted since the inception of the Company and the expected volatility is based on the volatility of the fair market value of Holdings’ common shares. During the year ended December 31, 2008 and prior, the Company used the simplified method to determine the expected life, and the

Company used the average of five volatility statistics from comparable companies, as well as the Company’s volatility, in order to derive the expected volatility. The Company has assumed a weighted average annual forfeiture rate of 5.67% in determining the compensation expense over the service period.

Compensation expense of $2,556, $2,405 and $2,551 relating to the options have been included in “general and administrative expenses” in the Company’s consolidated income statements in the Form 10-K for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009 and 2008, the Company has recorded in “additional paid-in capital” on the consolidated balance sheets in the Form 10-K an amount of $28,699 and $18,375, respectively, in connection with all options granted. During the year ended December 31, 2009, the Company received cash upon the exercise of stock options of $7,442.

As of December 31, 2009, there was remaining $5,067 of total unrecognized compensation expense related to unvested options granted under the Plan. This expense is expected to be recognized over a weighted-average period of 1.7 years.

(4)	The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses earned under our 2009, 2008 and 2007 cash bonus plans and were paid in March 2010, 2009 and 2008, respectively. For a description of our annual cash bonus plan, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

(5)	The amounts shown in the “All Other Compensation” column are attributable to perquisites and other personal benefits or compensation not reported elsewhere in the Summary Compensation Table. The table below shows certain components of the “All Other Compensation” column.

		401(k)/	SERP			Aggregate “All
		Company	Company		Tax	Other
Name	Year	Contributions	Contributions	Perquisites(a)	Payments(b)	Compensation”

Scott A. Carmilani	2009	$12,250	$35,500	$268,663	$107,613	$424,026
Joan H. Dillard	2009	$12,250	$21,000	$148,720	$45,316	$227,286
Wesley D. Dupont	2009	$12,250	$11,983	$168,560	$59,962	$252,755
W. Gordon Knight	2009	$12,250	$30,019	$93,407	$54,984	$190,660
John L. Sennott, Jr.(c)	2009	$12,250	$8,708	$—	$—	$944,088

(a)	Perquisites in 2009 for the NEOs include reimbursements for amounts for certain home leave travel expenses, housing allowances, utilities, club dues, tax preparation, financial planning, and company-leased or fractionally-owned airplane usage. Not all of these perquisites are applicable to all of our NEOs. For 2009, Mr. Carmilani received a housing allowance of $206,400, Ms. Dillard received a housing allowance of $126,000, Mr. Dupont received a housing allowance of $144,000 and Mr. Knight received a housing allowance of $72,000. We lease the fractional use of one aircraft and fractionally own another. We also lease aircraft outside of this arrangement on an “as needed” basis. The incremental cost of the personal use of these aircraft is based on the variable operating costs to us, including fuel costs, mileage, trip-related maintenance, federal excise tax, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease and ownership costs and the cost of maintenance not related to trips, are excluded. During 2009, Mr. Carmilani used the aircraft on three occasions for personal use, the incremental cost of which was $39,763 to the Company. The Company does not provide tax “gross-ups” for personal use of the Company’s aircraft. The incremental costs of such uses are included in the aggregate amount of perquisites he received in 2009. For more information on personal benefits and perquisites, please see “— Compensation Discussion and Analysis — Perquisites.”

(b)	Consists of (i) gross-up payments to our NEOs residing in Bermuda who are U.S. taxpayers for additional tax obligations incurred in 2009 as a result of the Tax Act as follows: Mr. Carmilani $90,988, Ms. Dillard $32,847 and Mr. Dupont $47,493; and (ii) payments of $16,625 on behalf of Mr. Carmilani and $12,469 on behalf of our other NEOs residing in Bermuda for his or her portion of the Bermuda payroll tax. The gross-up payments are estimates based on advice from an independent tax advisor and our current understanding of the Tax Act. The application of the Tax Act to the applicable NEOs has not been finalized and the “gross-up” amounts provided above are subject to revision. Mr. Knight’s “gross-up” payment was for additional tax obligations incurred in 2009 as a result of his housing allowance. For more information on personal benefits and perquisites, please see “— Compensation Discussion and Analysis — Perquisites.”

(c)	Mr. Sennott received a $923,130 cash payment from his participation in the Darwin LTIP. For more information on this payment and the terms of the Darwin LTIP, please see “— Compensation Discussion and Analysis — Cash Compensation— Annual Cash Bonus — Other Compensation.”

(6)	In accordance with SEC requirements, compensation information is being provided for Messrs. Knight and Sennott only for the years for which each was an NEO. Mr. Knight became employed by us on January 16, 2008 and Mr. Sennott joined in October 2008 following our acquisition of Darwin.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards made to our NEOs in fiscal year 2009.

								All		All
								Other		Other		Grant
								Stock		Option	Exercise	Date Fair
								Awards:		Awards:	or Base	Value of
								Number of		Number of	Price of	Stock
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Shares of		Securities	Option	and
	Grant	Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or		Underlying	Awards	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)	($/Sh)	Awards

Scott A. Carmilani		$485,000	$970,000	—	—	—	—			—	—	—
	2/26/2009	—	—	—	46,256	92,512	138,768	—		—	—	$3,609,818
	2/26/2009	—	—	—	—	—	—	10,000	(3)	—	—	$390,200
Joan H. Dillard		$227,500	$455,000	—	—	—	—	—		—	—	—
	2/26/2009	—	—	—	10,000	20,000	30,000	—		—	—	$780,400
	2/26/2009	—	—	—	—	—	—	5,000	(3)	—	—	$195,100
Wesley D. Dupont		$138,375	$276,750	—	—	—	—	—		—	—	—
	2/26/2009	—	—	—	7,000	14,000	21,000	—		—	—	$546,280
	2/26/2009	—	—	—	—	—	—	4,000	(3)	—	—	$156,080
W. Gordon Knight		$275,000	$550,000	—	—	—	—	—		—	—	—
	2/26/2009	—	—	—	10,000	20,000	30,000	—		—	—	$780,400
	2/26/2009	—	—	—	—	—	—	5,000	(3)	—	—	$195,100
John L. Sennott, Jr		$105,000	$210,000	—	—	—	—	—		—	—	—
	2/26/2009	—	—	—	5,000	10,000	15,000	—		—	—	$390,200
	2/26/2009	—	—	—	—	—	—	3,000	(3)	—	—	$117,060

(1)	The Company’s 2009 cash bonus plan provided for funding of the pool based on target EBIT and other comprehensive income goals. The NEOs are eligible for annual cash bonuses as a percentage of their base salaries. For more information on the target EBIT goals and percentages, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

The amounts provided in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns above assume that the same percentage of funding of the annual cash bonus pool will be applied to each NEO.

Threshold. The amounts provided in the applicable “threshold” column above assume that the annual cash bonus pool will be 50% funded and that each NEO will receive 50% of the target cash bonus that he or she is eligible to receive. Accordingly, we have reduced by 50% the amount each NEO would be eligible to receive based on his or her target bonus as a percentage of base salary, as reflected below in the “adjusted bonus” column below.

	Bonus Target as a	Adjusted Bonus Target as
	Percentage of	a Percentage
Name	Base Salary	of Base Salary

Scott A. Carmilani	100%	50.0%
Joan H. Dillard	100%	50.0%
Wesley D. Dupont	75%	37.5%
W. Gordon Knight	100%	50.0%
John L. Sennott, Jr.	60%	30.0%

The amounts provided in the applicable “threshold” column above indicate the dollar amount calculated by multiplying the “adjusted bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Target. The amounts provided in the applicable “target” column above assume that the annual cash bonus pool will be 100% funded and that each NEO will receive the full amount of the cash bonus that he or she is eligible to receive. The dollar amount for each NEO is calculated by multiplying the “bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Maximum. If we achieve or exceed the “maximum” threshold, the annual cash bonus plan will be 150% funded. However, individual bonuses under the annual cash bonus plan are not capped or subject to any maximums, so long as the aggregate amount of the bonus pool is not exceeded. Accordingly, no information appears in the applicable column above.

(2)	Amounts disclosed in these columns represent the aggregate of both (i) a target award granted under the LTIP that settles in Common Shares and (ii) a target award of RSUs granted under the Stock Incentive Plan that settles in cash. The vesting of these performance-based awards is currently based on “average per annum adjusted book value” growth and “total shareholder return”, as described in greater detail in “— Compensation Discussion and Analysis — Equity-Based Compensation — Performance-Based Awards.”

The vested share amounts disclosed in the applicable columns of the “Estimated Future Payouts Under Equity Incentive Plan Awards” assumes as follows: for the “threshold” column, an average per annum growth in adjusted book value of 9% and a total shareholder return in the 25th percentile of the Index; for the “target” column, an average per annum growth in adjusted book value of 12% and a total shareholder return in the 50th percentile of the Index; and for the “maximum” column, an average per annum growth in adjusted book value of 15% and a total shareholder return in the 75th percentile of the Index. The performance-based awards had a grant date fair value equal to the closing price of the Common Shares on February 26, 2009 ($39.02). In calculating the grant date value, it was assumed that the performance target regarding such awards will be attained.

(3)	Represents each NEO’s annual grant of RSUs on February 26, 2009 pursuant to the Company’s Stock Incentive Plan. In accordance with FASB ASC Topic 718, the grant date fair value included in the table reflects the closing price of the Common Shares on such date ($39.02) multiplied by the number of RSUs granted to the NEO. Half of the aggregate amount of such RSUs will settle in Common Shares and the remaining half will settle in cash equal to the fair market value of the Common Shares on the applicable vesting date. For more information on these grants, please see “— Compensation Discussion and Analysis — Equity-Based Compensation — Time-Vested RSU Awards.”

Narrative Disclosure Regarding Equity Plans and Employment Agreements

Stock Option Plan

We maintain the Stock Option Plan, under which up to 4,000,000 Common Shares may be issued, subject to adjustment as described below. Of that amount, 2,072,704 Common Shares remained available for issuance as of December 31, 2009. During 2009, the Company granted stock options to purchase 279,540 Common Shares under the Stock Option Plan. These stock options are exercisable in certain limited conditions, expire after ten years and generally vest pro rata over four years from the date of grant. Awards may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. The Compensation Committee may grant non-qualified stock options to purchase Common Shares (at the price set forth in the award agreement, but in no event less than 100% of the fair market value of the Common Shares on the date of grant) subject to the terms and conditions as it may determine. While the Board retains the right to terminate the Stock Option Plan at any time, in any case the Stock Option Plan will terminate on May 8, 2018.

The shares subject to the Stock Option Plan are authorized but unissued Common Shares. If any award is forfeited or is otherwise terminated or canceled without the delivery of Common Shares, then such shares will again become available under the Stock Option Plan. Our Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares covered by each outstanding award and the number of Common Shares issuable under the Stock Option Plan as it deems appropriate for any increase or decrease in the number of issued Common Shares resulting from a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, exchange or any other event that the Compensation Committee determines affects our capitalization, other than regular cash dividends. In the event of a merger, amalgamation or consolidation, the sale of a majority of the Company’s securities or the reorganization or liquidation of the Company, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of options prior to such an event or the cancellation of options in exchange for a payment based on the per-share consideration being paid in connection with the event.

Stock Incentive Plan

We maintain the Stock Incentive Plan, under which up to 2,000,000 Common Shares may be issued, subject to adjustment as described below. Of that amount, 743,625 Common Shares remained available for issuance as of December 31, 2009. During 2009, the Company granted 133,575 RSUs under the Stock Incentive Plan that settle in Common Shares. The Stock Incentive Plan provides for awards of restricted stock, RSUs, dividend equivalent rights and other equity-based or equity-related awards. We will not grant stock options pursuant to the plan. Awards under the Stock Incentive Plan may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. Only RSUs have been granted under the Stock Incentive Plan and these RSUs generally vest in the fourth or fifth year from the original grant date, or pro rata over four years from the date of grant; however, in 2009, the Company granted cash-settled RSUs that vest over a three-year period based on the achievement of certain performance conditions in the same manner as LTIP awards. Performance conditions are selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics, including (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders. Awards are expressed as a target amount representing the number of shares to be issued upon 100% achievement of applicable performance conditions, with the actual number of shares (or cash equivalent) delivered ranging from 0% to between 50% and 150% of the target amount based on the level of actual achievement of applicable performance conditions. For additional information regarding RSUs granted under the Stock Incentive Plan, see “— Compensation Discussion and Analysis — Equity-Based Compensation.” While the Board retains the right to terminate the Stock Incentive Plan at any time, the plan will automatically terminate on May 8, 2018.

The shares subject to the Stock Incentive Plan may be either authorized but unissued Common Shares or Common Shares previously issued and reacquired by the Company. If any award expires, terminates or otherwise lapses, in whole or in part, any Common Shares subject to such award will again become available for issuance under the Stock Incentive Plan. Our Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares covered by each outstanding award and the number of Common Shares issuable under the Stock Incentive Plan as it deems appropriate to preserve the intended benefits or intended potential benefits for any increase or decrease in the number of issued Common Shares resulting from a stock split, stock dividend, combination or exchange of the Common Shares, merger, amalgamation, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or Common Shares. In the event of a merger, amalgamation or consolidation, the sale of a majority of the Company’s securities or the reorganization or liquidation of the Company, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of awards prior to such an event or the cancellation of awards in exchange for a payment based on the per-share consideration being paid in connection with the event.

Long-Term Incentive Plan

We maintain the LTIP, under which up to 2,000,000 Common Shares may be issued pursuant to the terms of the plan, subject to adjustment as described below. Of that amount, 101,129 Common Shares remained available for issuance as of December 31, 2009. Participation in the LTIP is limited to employees who are selected by the Compensation Committee. During 2009, the Company granted 278,759 performance-based equity awards under the LTIP that settle in Common Shares. See “— Compensation Discussion and Analysis — Equity-Based Compensation” for more information about the performance-based awards made under the LTIP.

The LTIP provides for grants of long-term incentive awards that are earned based upon the achievement of applicable performance conditions over a three consecutive fiscal-year period. Performance conditions are selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics, including (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders. Awards are expressed as a target amount representing the number of shares to be issued upon 100% achievement of applicable performance conditions, with the actual number of shares delivered ranging from 0% to between 50% and 150% of the target amount based on the level of actual achievement of applicable performance conditions.

The shares subject to the LTIP shall be authorized but unissued Common Shares. If any award expires or is canceled, forfeited or otherwise terminated, any Common Shares subject to such award will again become available for issuance under the LTIP. The Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares or cash covered by each outstanding award and the number of Common Shares or cash issuable under the LTIP as it deems appropriate for any increase or decrease in the number of issued Common Shares or in the capital structure of the Company resulting from a stock dividend, stock split, reverse stick split, recapitalization, reorganization, merger, consolidation, combination or exchange or any other event that the Compensation Committee determine affects our capitalization, other than the regular cash dividends.

2008 Employee Share Purchase Plan

On February 28, 2008, the Board adopted the 2008 Employee Share Purchase Plan (“ESPP”), which was approved by our shareholders on May 8, 2008. The purposes of the ESPP are to provide our employees with an opportunity to purchase Common Shares, help such employees to provide for their future security and encourage such employees to remain in the employment of the Company and its subsidiaries. The ESPP is designed to qualify as an “employee share purchase plan” under Section 423 of the Code. A total of 1,000,000 Common Shares are reserved for issuance under the plan. Of that amount, 965,726 Common Shares remained available for issuance as of December 31, 2009. The ESPP provides for consecutive six-month offering periods (or other periods of not more than 27 months as determined by the Compensation Committee) under which participating employees can elect to have between 1% and 10% of their base salary withheld and applied to the purchase of Common Shares at the end of the period. Unless otherwise determined by the Compensation Committee before an offering period, the purchase price will be 85% of the fair market value of the Common Shares at the end of the offering period. Applicable Code limitations specify, in general, that a participant’s right to purchase shares under the plan cannot accumulate at a rate in excess of $25,000 (based on the value at the beginning of the applicable offering periods) per calendar year.

Equity Compensation Plan Information

The following table presents information concerning our equity compensation plans as of December 31, 2009.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in the First Column)

Equity compensation plans approved by Shareholders	1,314,907	$35.54	3,782,055	(2)
Equity compensation plans not approved by Shareholders(3)	—	—	101,129

Total	1,314,907	$35.54	3,883,184

(1)	Represents stock options granted under the Stock Option Plan, which have a weighted average remaining contractual life of 6.5 years.

(2)	Includes 2,072,704 Common Shares available for issuance pursuant to stock options granted under the Stock Option Plan, 743,625 Common Shares available for issuance pursuant to RSUs awarded under the Stock Incentive Plan and 965,726 Common Shares available for purchase under the ESPP.

(3)	Represents Common Shares available for issuance under the LTIP.

Employment Agreements

Effective as of October 1, 2008, the Company entered into amended and restated employment agreements with Messrs. Carmilani and Dupont and Ms. Dillard (the “Bermuda Employment Agreements”) and Allied World National Assurance Company, a U.S. subsidiary of the Company, entered into an amended and restated employment agreement with Mr. Knight. Effective as of November 5, 2009, the Company entered into an amended and restated employment agreement with Mr. Sennott. Each employment agreement provides for base salary, discretionary annual cash bonuses and reimbursement for business expenses. The Bermuda Employment Agreements also provide for perquisites, as discussed above under “— Compensation Discussion and Analysis — Perquisites,” that are standard in the compensation packages of executives among Bermuda insurance and reinsurance companies but which are for the most part not offered to executives resident outside of Bermuda.

Each NEO is subject to a non-interference covenant under his or her employment agreement during the term of employment and ending on the 12-month anniversary (for Mr. Sennott) or the 24-month anniversary (for the other NEOs) following any termination of employment. Generally, the non-interference covenant prevents the NEO from soliciting or hiring our employees or other service providers, from inducing any of our customers or other third parties with whom we have a relationship to reduce or cease its business with us or from otherwise interfering with our business relationships. During the term of employment and ending following the Non-Compete Period (as defined below), the NEO is subject to a non-competition covenant. Generally, the non-competition covenant prevents the NEO from engaging in activities that compete with our business in certain jurisdictions. Each employment agreement also contains standard confidentiality and assignment of inventions provisions. In addition, each employment agreement provides that we shall generally indemnify the NEO to the fullest extent permitted, except in certain limited circumstances.

The “Non-Compete Period” means the period commencing on the date of the employment agreement and (i) in the case of the NEO’s termination of employment by us with cause, ending on the date of such termination; (ii) in the case of a NEO’s termination of employment by us without cause or by the NEO for good reason, ending on the 12-month anniversary (for Mr. Sennott) or the 24-month anniversary (for the other NEOs); and (iii) in the case of a NEO’s termination of employment by the NEO without good reason or as a result of a disability, ending on the date of such termination; provided, however, in the case of clause (iii) above, we may elect to extend the Non-Compete Period up to an additional 12 months following the date of such termination, during which period we will be required to continue to pay the NEO his or her base salary and provide coverage under our company’s health and insurance plans (or the equivalent of such coverage).

Each employment agreement terminates upon the earliest to occur of (i) the NEO’s death, (ii) a termination by reason of a disability, (iii) a termination by us with or without cause and (iv) a termination by the NEO with or without good reason. Upon termination of the NEO’s employment for any reason, except as may otherwise be requested by us in writing and agreed upon in writing by the NEO, the NEO will resign from any and all directorships, committee memberships or any other positions the NEO holds with the Company or any of its subsidiaries. The NEOs are entitled to cash payments and accelerated vesting of equity awards based on the reason for his or her termination of employment. If an NEO is terminated by us with cause or if he or she leaves without good reason, the NEO will only be entitled to reimbursement of prior accrued obligations (i.e., legitimate business expenses). The amounts to which an NEO would be entitled under various other termination scenarios is set forth in the “Potential Payments Upon a Termination or Change in Control” table further on in this Proxy Statement as well as the footnotes thereto. We may require the NEO to execute a general release prior to payment of any amount or provision of any benefit as a result of termination of employment by us without cause or by the NEO for good reason. In addition, upon the occurrence of a change in control, all equity-based awards received by the NEO will fully vest immediately prior to such change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying awards for each NEO as of December 31, 2009.

	Option Awards				Stock Awards
								Equity Incentive		Equity Incentive Plan
	Number of	Number of					Market Value	Plan Awards:		Awards: Market or
	Securities	Securities			Number of		of Shares	Number of		Payout Value of
	Underlying	Underlying			Shares or		or Units of	Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised	Option	Option	Units of Stock		Stock That Have	Units, or Other		Units, or Other
	Options (#)	Options (#)	Exercise	Expiration	That Have		Not Vested	Rights That Have		Rights That Have
Name	Exercisable	Unexercisable	Price(1)($)	Date	Not Vested (#)		($)(7)	Not Vested (#)		Not Vested ($)(7)

Scott A. Carmilani	51,667	—	$24.27	11/21/2011	50,000	(2)	$2,303,500	176,063	(8)	$8,111,222
	13,333	—	$23.61	01/02/2013	6,000	(3)	$276,420	86,666	(9)	$3,992,703
	13,333	—	$29.52	12/31/2013	12,501	(4)	$575,921	92,512	(10)	$4,262,028
	20,000	—	$32.70	01/03/2015	10,000	(5)	$460,700	—
Joan H. Dillard	33,333	—	$28.32	12/01/2015	20,000	(2)	$921,400	37,500	(8)	$1,727,625
	—	—	—	—	2,500	(3)	$115,175	20,000	(10)	$921,400
	—	—	—	—	3,750	(4)	$172,763	—		—
	—	—	—	—	5,000	(5)	$230,350	—		—
Wesley D. Dupont	25,000	—	$28.32	12/01/2015	30,000	(2)	$1,382,100	24,000	(8)	$1,105,680
	—	—	—	—	1,500	(3)	$69,105	14,000	(10)	$644,980
	—	—	—	—	3,000	(4)	$138,210	—		—
	—	—	—	—	4,000	(5)	$184,280	—		—
W. Gordon Knight	4,125	12,375	$43.27	02/28/2018	7,500	(4)	$345,525	30,000	(8)	$1,382,100
	—	—	—	—	5,000	(5)	$230,350	20,000	(10)	$921,400
John L. Sennott, Jr.	—	—	—	—	10,000	(6)	$460,700	10,000	(10)	$460,700
					3,000	(5)	$138,210	—		—

(1)	All of the stock options listed in the table above have fully vested, except for those stock options with an exercise price of $43.27 that vest pro rata on February 28, 2010, 2011 and 2012.

(2)	These RSUs vest as follows: 50% on July 11, 2010 and 50% on July 11, 2011.

(3)	These RSUs vest pro rata on February 28, 2010 and 2011.

(4)	These RSUs vest pro rata on February 28, 2010, 2011 and 2012.

(5)	These RSUs pro rata on February 26, 2010, 2011, 2012 and 2013.

(6)	These RSUs vest as follows: 50% on October 20, 2012 and 50% on October 20, 2013.

(7)	Assumes a price of $46.07 per Common Share, the closing price as of December 31, 2009.

(8)	These performance-based awards are not eligible to vest until after December 31, 2010. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The share amounts reflected in the table above represent the maximum performance goals.

(9)	The vesting schedule for these performance-based equity awards is as follows: 50% are eligible to vest after December 31, 2011 and 50% are eligible to vest after December 31, 2012. These LTIP awards vest upon the achievement of established performance criteria during the applicable four- and five-year periods. The share amounts reflected in the table above represent the maximum performance goals.

(10)	These performance-based equity awards are not eligible to vest until after December 31, 2011. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts reflected in the table above represent the target performance goals. For additional information regarding these performance-based awards, see “— Compensation Discussion and Analysis — Equity-Based Compensation.”

Option Exercises and Stock Vested

The following table summarizes information underlying each exercise of stock options, vesting of RSUs or vesting of LTIP awards for each NEO in 2009.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Scott A. Carmilani	—	—	8,333	$339,486	(1)
	—	—	4,166	$160,016	(2)
	—	—	3,000	$115,230	(2)
	—	—	75,000	$3,455,250	(3)

Joan H. Dillard	—	—	1,250	$48,013	(2)
	—	—	1,250	$48,013	(2)
	—	—	834	$39,940	(4)
	—	—	45,000	$2,073,150	(3)

Wesley D. Dupont	—	—	750	$28,808	(2)
	—	—	1,000	$38,410	(2)
	—	—	834	$39,940	(4)
			26,250	$1,209,338	(3)

W. Gordon Knight	—	—	2,500	$96,025	(2)

John L. Sennott, Jr.	—	—	—	—

(1)	Assumes a price of $40.74 per Common Share, the closing price on January 3, 2009, the RSU vesting date.

(2)	Assumes a price of $38.41 per Common Share, the closing price on February 28, 2009, the RSU vesting date.

(3)	Assumes a price of $46.07 per Common Share, the closing price on December 31, 2009, the vesting date, and relates to LTIP awards granted to certain NEOs in 2007. These LTIP awards vested at 150% of target.

(4)	Assumes a price of $47.89 per Common Share, the closing price on December 1, 2009, the RSU vesting date.

Non-Qualified Deferred Compensation

The following table summarizes information regarding each NEO’s participation in the SERP in 2009.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)

Scott A. Carmilani	$—	$35,500	$120,868	$—	$361,773
Joan H. Dillard	$81,900	$21,000	$50,482	$—	$307,468
Wesley D. Dupont	$—	$11,983	$4,155	$—	$66,690
W. Gordon Knight	$27,260	$30,019	$26,009	$—	$130,752
John L. Sennott, Jr.	$—	$8,708	$110	$—	$8,818

(1)	Reflects amount of base salary deferred by the NEO under the SERP in 2009.

(2)	Reflects amounts contributed by us on behalf of the NEO. All amounts that we contributed on behalf of the NEO have also been reported in the Summary Compensation Table.

(3)	Represents capital gains and dividends on and earnings from the investments made in one or more mutual funds selected by the NEO, less any losses incurred from one or more selected mutual funds during 2009.

Investment Alternatives Under the SERP.  Under the SERP, each NEO has the option to select a variety of mutual funds that are used to determine the additional amounts to be credited to his or her account. These mutual funds are the same as those offered under our 401(k) plan. Each NEO is permitted to change, on a monthly basis, his or her mutual fund choices in which individual and company contributions are to be invested.

Payouts and Withdrawals.  Subject to earlier payout required pursuant to Section 457A of the Code described above, each NEO may elect to receive at retirement amounts deferred and contributions credited to his or her account in either a lump sum or in annual installments over a period of up to ten years. For more information regarding the SERP, please see “— Compensation Discussion and Analysis — Retirement, Health and Welfare Benefits.”

Potential Payments Upon a Termination or Change in Control

The table below reflects the amount of compensation and benefits payable to each NEO in the event of (i) a termination by the NEO without good reason (a “voluntary termination”), (ii) a termination without cause or with good reason (“involuntary termination”) other than within 12 months of a change in control, (iii) an involuntary termination within 12 months of a change in control, (iv) a termination due to death and (v) a termination due to disability. The amounts shown assume that the applicable triggering event occurred on December 31, 2009, and therefore are estimates of the amounts that would be paid to the applicable NEO upon the occurrence of such triggering event, assuming a price of $46.07 per Common Share, the closing price as of December 31, 2009.

		Voluntary	Involuntary	Change in
Name	Type of Payment	Termination(1)	Termination(2)	Control(3)	Death(4)	Disability(5)

Scott A. Carmilani	Cash Severance:	$970,000	$4,640,000	$6,960,000	$1,350,000	$2,320,000
	Continued Benefits:	$24,669	$49,338	$74,007	$1,940,000	$24,699
	Equity Acceleration:	$—	$14,205,089	$15,959,354	$10,426,652	$10,426,652

	TOTAL:	$994,669	$18,894,427	$22,993,361	$13,716,652	$12,771,351

Joan H. Dillard	Cash Severance:	$455,000	$1,630,000	$2,445,000	$360,000	$815,000
	Continued Benefits:	$17,612	$35,224	$52,836	$910,000	$17,612
	Equity Acceleration:	$—	$3,342,638	$3,515,913	$2,823,325	$2,823,325

	TOTAL:	$472,612	$5,007,862	$6,013,749	$4,093,325	$3,655,937

Wesley D. Dupont	Cash Severance:	$369,000	$1,158,000	$1,737,000	$210,000	$579,000
	Continued Benefits:	$20,594	$41,188	$61,782	$688,000	$20,594
	Equity Acceleration:	$—	$3,019,430	$3,158,050	$2,673,239	$2,673,239

	TOTAL:	$389,594	$4,218,618	$4,956,832	$3,571,239	$3,272,833

W. Gordon Knight	Cash Severance:	$550,000	$2,000,000	$4,000,000	$450,000	$1,000,000
	Continued Benefits:	$22,636	$45,272	$90,544	$1,000,000	$22,636
	Equity Acceleration:	$—	$2,213,988	$2,456,400	$1,763,813	$1,763,813

	TOTAL:	$572,636	$4,259,260	$6,546,944	$3,213,813	$2,786,449

John L. Sennott, Jr.	Cash Severance:	$350,000	$540,000	$540,000	$190,000	$540,000
	Continued Benefits:	$22,035	$22,035	$22,035	$700,000	$22,035
	Equity Acceleration:	$—	$34,706	$1,069,170	$717,926	$717,926

	TOTAL:	$372,035	$596,741	$1,631,205	$1,607,926	$1,279,961

(1)	Under the employment agreements with each NEO, in the case of a voluntary termination, such NEO is entitled only to the prior accrued obligations. However, for purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend a non-compete period for up to 12 months from the date of such voluntary termination. The amounts included in the voluntary termination column above under “Cash Severance” represent the NEO’s base salary as of December 31, 2009 (the amount to which the NEO would be entitled for the entire non-compete period) and the amounts included under “Continued Benefits” represent participation in the Company’s health and insurance plans, based on current health and insurance premiums for the NEO projected over the applicable period, and such amounts assume that the Company has elected to extend the non-compete period for the full 12 months. Please see “— Narrative Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information on the employment agreements.

(2)	Under the employment agreement with each NEO (other than Mr. Sennott), upon an involuntary termination, such NEO is entitled to: (i) his or her current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by two, (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of two years from the date of such termination and (iii) vesting in the number of equity awards held by the NEO that otherwise would have vested during the two-year period from the date of such termination. Under his employment agreement, Mr. Sennott is entitled to (i) his current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years, (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for the one-year period from the date of such termination and (iii) vesting in the number of equity awards held by the NEO that otherwise would have vested during the one-year period from the date of such termination.

The dollar value reflected under the Involuntary Termination column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 31, 2009 and (ii) that settle in cash vested as of December 31, 2009 and were paid to the NEO based on the fair market value of $46.48 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2009.

(3)	Under the employment agreement with each NEO, upon the occurrence of a change in control of the Company, all equity awards held by the NEO shall fully vest immediately prior to such change in control. If within 12 months of a change in control the NEO (other than Mr. Sennott) undergoes an involuntary termination, such NEO is entitled to: (i) his or her current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by three (for Mr. Knight, multiplied by four) and (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of three years from the date of such termination (for Mr. Knight, for the four-year period from the date of such termination). (Mr. Knight’s severance multiplier has been reduced from four to three as of January 2010.) Under his employment agreement, if Mr. Sennott underwent an involuntary termination following a change in control he would be entitled to the same benefits reflected under the Involuntary Termination column above for “Cash Severance” and “Continued Benefits”. The dollar value reflected under the Change in Control column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 31, 2009 and (ii) that settle in cash vested as of December 31, 2009 and were paid to the NEO based on the fair market value of $46.48 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2009.

(4)	The amounts included under the Death column above for “Cash Severance” represent the highest cash bonus paid or payable for the two immediately prior fiscal years to which the NEO would be entitled under his or her employment agreement and which would be received by the NEO’s estate or beneficiary. Under the employment agreements, upon the NEO’s death, the NEO’s estate or beneficiary is also entitled to receive a pro rata annual bonus for that portion of the year that the NEO worked.

Under the employment agreements, as of the date of the NEO’s death, his or her estate or beneficiaries would also be entitled to the number of equity awards held by the NEO that otherwise would have vested during the one-year period following such date. In addition, the Stock Option Plan and the Stock Incentive Plan provide for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his or her death. Performance-based awards vest on a proportional basis depending on the date of death in relation to the three-year performance period. If the NEO were to die in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Death column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of

December 31, 2009 and (ii) that settle in cash vested as of December 31, 2009 and were paid to the NEO based on the fair market value of $46.48 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2009.

In addition, each employee has life insurance paid by the Company or its subsidiaries for the employee’s benefit (or the benefit of his or her estate or beneficiaries). Assuming the death of each NEO as of December 31, 2009, the estate or beneficiaries of such NEO would be entitled to the amounts reflected in the Death column above for “Continued Benefits” for our NEOs.

(5)	Under the employment agreement with each NEO, in the case of a termination of employment as a result of the NEO’s disability, the NEO is entitled to: (i) his or her highest annual cash bonus paid or payable for the two immediately prior fiscal years and (ii) the number of equity awards held by the NEO that otherwise would have vested during the one-year period following the date of disability. For purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend a non-compete period for up to 12 months from the date the NEO’s employment is terminated as a result of a disability. The amounts included in the disability column above under “Cash Severance” represent the NEO’s current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years and “Continued Benefits” represent participation in the Company’s health and insurance plans (or the economic equivalent of such participation) and assumes that the Company has elected to extend the Non-Compete Period for the full 12 months. The Company pays on behalf of our employees, including the NEOs, short-term and long-term disability insurance. Under this insurance, if the NEO (other than Messrs. Knight and Sennott) is considered disabled, he or she will be entitled to 100% of his or her base salary for the first 90 days after a disability and thereafter he or she will be entitled to 75% of his or her base salary up to a maximum of $15,000 per month until the age of 65. Messrs. Knight and Sennott will be entitled to $2,500 per week for the first 26 weeks after a disability and thereafter he will be entitled to $15,000 per month until the age of 65.

The Stock Option Plan and the Stock Incentive Plan provide for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his or her disability. Performance-based awards vest on a proportional basis depending on the date of disability in relation to the three-year performance period. If the NEO were to be disabled in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Disability column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested at the applicable levels described above, were exercised and sold as of December 31, 2009 and (ii) that settle in cash vested at the applicable levels described above as of December 31, 2009 and were paid to the NEO based on the fair market value of $46.48 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2009.

Under the employment agreements, if the NEO is terminated for cause, he or she is entitled only to the prior accrued obligations. Under the employment agreements, the NEO is subject to certain restrictive covenants, including non-compete, non-interference, confidentiality and assignment of inventions provisions. In the case where the NEO is terminated by the Company without cause or by the NEO with good reason, should the NEO breach these restrictive covenants, the payments and benefits described above (other than the vesting of equity awards) would cease immediately.

Under the RSU Award Agreement to the Stock Incentive Plan, each employee agrees that the Company may terminate the NEO’s right to any RSU he or she holds (whether or not vested) upon the occurrence of: (i) any event that constitutes cause, (ii) the NEO’s violating the non-solicitation provision set forth in the RSU Award Agreement or (iii) the NEOs’ interfering with a relationship between the Company and one of its clients.

Under the Stock Option Plan, a participant retiring after attaining the age of 65 is entitled to accelerated vesting of all stock options held by him or her. Under the Stock Incentive Plan, upon a participant attaining the age of 65, the service-based vesting component is waived, and a portion of the RSUs awarded will be settled on an accelerated basis to cover any tax obligations of the participant pursuant to Section 457A of the Code. The remaining portion of the RSUs awarded will vest according to the schedule established on the date of grant. Under the employment agreements, there are no additional compensation provisions for retirement. None of our NEOs was 65 as of

December 31, 2009. Accordingly, if any of our NEOs had retired as of such date, he or she would not have been entitled to the acceleration or continued vesting of equity awards or any additional compensation.

In addition to the payments and benefits described above, upon the NEO’s retirement at or after age 65, termination of employment (other than with cause), change in control or death or disability of the NEO, the NEO (or his or her estate or beneficiaries) would be entitled to the distribution of the vested contributions we made to the SERP on his or her behalf. The NEO would also be entitled to receive his or her own contributions to the SERP.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers has a relationship with us or any other company that the SEC defines as a compensation committee interlock or insider participation that should be disclosed to shareholders. Our Compensation Committee is comprised solely of independent directors.

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Patrick de Saint-Aignan (Chairperson)
Barbara T. Alexander
Bart Friedman
Scott Hunter
Samuel J. Weinhoff

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee is comprised of Messrs. Scott Hunter (Chairperson), Patrick de Saint-Aignan, James F. Duffy and Samuel J. Weinhoff, each of whom has been determined by the Board to be “independent” under the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and Rule 10A-3 promulgated under the Exchange Act. The Board adopted an Audit Committee Charter, which is available on our website at www.awac.com under “Corporate Governance”.

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and policies, and its internal controls and procedures. The independent auditors are responsible for auditing the Company’s financial statements, reviewing the Company’s quarterly financial statements, annually auditing management’s assessment of the effectiveness of internal controls over financial reporting and other procedures. Members of the Audit Committee are entitled to rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. The independent auditors have access to the Audit Committee to discuss any matters they deem appropriate.

As set forth in the Audit Committee Charter, in the performance of its oversight function, the Audit Committee reviews and discusses the Company’s audited financial statements with management and the independent auditors. The Audit Committee also discusses with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee receives the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, considers whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and discusses with the auditors the auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 that was filed with the SEC.

Barbara T. Alexander (Co-Chairperson)
Scott Hunter (Co-Chairperson)
James F. Duffy
Patrick de Saint-Aignan
Samuel J. Weinhoff

SHAREHOLDER COMMUNICATION

Shareholders and other interested parties may communicate directly with the Board by sending written notice to the Company’s General Counsel at the executive offices of the Company. The notice may specify whether the communication is directed to the entire Board, to a committee of the Board, to the non-management directors, to the Lead Independent Director or to any other director. Except as provided below, if any written communication is received by the Company and addressed to the persons listed above (or addressed to the General Counsel of the Company with a request to be forwarded to the persons listed above), the General Counsel of the Company shall be responsible for promptly forwarding the correspondence to the appropriate persons. Obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the Company to respond, to bona fide shareholder and other interested party communications that express legitimate concerns or questions about us.

The Board does not have a formal policy regarding the attendance of directors at meetings of shareholders; however, it encourages all directors to attend the Annual General Meeting of Shareholders. All of the Company’s directors attended the Annual General Meeting in 2009.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL GENERAL MEETING

If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 2011 Annual General Meeting or propose a nominee for the Board, please send such proposal to the Corporate Secretary, Allied World Assurance Company Holdings, Ltd, 27 Richmond Road, Pembroke HM 08, Bermuda. Under the rules of the SEC, proposals must be received by no later than November 17, 2010 to be eligible for inclusion in the 2011 Annual General Meeting proxy statement. If a shareholder wishes to submit a proposal to the 2011 Annual General Meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely if the Company is not notified in writing of such proposal between January 5, 2011 and February 4, 2011. In that case, the proxies solicited by the Board will confer discretionary authority on the persons named in the accompanying form of proxy to vote on that proposal as they see fit.

OTHER MATTERS

Your Board does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting attached hereto. If matters other than those set forth in the Notice of Annual General Meeting come before the meeting and at any adjournment or postponement thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and shareholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website under the “SEC Filings” link under “Investor Relations”.

Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and shareholders were complied with during the fiscal year 2009, except for one late Form 4 filing by each of Messrs. de Saint-Aignan and Jodoin.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual General Meeting to be held on Thursday, May 6, 2010. The Proxy Statement and Annual Report are available at http://www.awac.com/proxy.aspx.

For the date, time and location of the Annual General Meeting, please see “General Meeting Information.” For information on how to attend and vote in person at the Annual General Meeting, an identification of the matters to be voted upon at the Annual General Meeting and the Board’s recommendations regarding those matters, please also refer to “General Meeting Information.”

ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
10:00 a.m. (Local Time)
MAY 6, 2010
27 RICHMOND ROAD
PEMBROKE HM 08, BERMUDA
▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼
PROXY
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
Meeting Details
     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2010 (THE “ANNUAL GENERAL MEETING”) AT 10:00 A.M. (LOCAL TIME) AT 27 RICHMOND ROAD, PEMBROKE HM 08, BERMUDA.
     The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Annual General Meeting and Proxy Statement, each dated March 17, 2010, and hereby appoints Scott A. Carmilani and Wesley D. Dupont, as proxy, each with the power to appoint his substitute, and authorizes them to represent and vote as designated herein, all of the voting common shares, par value $0.03 per share, of the Company (“Common Shares”) held of record on March 10, 2010 by the undersigned shareholder of the Company at the Annual General Meeting, and at any adjournment or postponement thereof, with respect to the matters listed on this Proxy. In their discretion, the Proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY
(Continued, and to be marked, dated and signed as instructed on the other side)

Allied World Assurance Company Holdings, Ltd

SUBMIT YOUR PROXY BY INTERNET OR TELEPHONE
QUICK * * * EASY * * * IMMEDIATE
As a shareholder of Allied World Assurance Company Holdings, Ltd, you have the option of voting your shares by a proxy appointed electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Voting instructions submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 5, 2010.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by Mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY FOR ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD ANNUAL GENERAL MEETING OF SHAREHOLDERS MAY 6, 2010 THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.	Please mark your votes like this	☒

A.
To elect the nominees listed as the Class II Directors of the Company to serve until the Company’s Annual General Meeting in 2013 or until their successors are duly elected and qualified or their office is otherwise vacated.
	☐	FOR	☐	WITHHOLD AUTHORITY

Nominees:	(01) Barbara T. Alexander, (02) Patrick de Saint-Aignan, (03) Scott Hunter
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)
IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE FOR EACH OF THE NOMINEES AND EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.
B.	To approve each slate of nominees as Eligible Subsidiary Directors of certain of the Company’s non-U.S. subsidiaries.
☐ FOR    ☐ AGAINST     ☐ ABSTAIN
Allied World Assurance Company (Europe) Limited

Nominees:	J. Michael Baldwin, Scott A. Carmilani, John Clifford, Hugh Governey, John T. Redmond
Allied World Assurance Company (Reinsurance) Limited

Nominees:	J. Michael Baldwin, Scott A. Carmilani, John Clifford, Hugh Governey, John T. Redmond
(To vote against any slate of nominees listed above, strike a line through each nominee’s name in that slate.)
C.	To appoint Deloitte & Touche as the Company’s independent auditors to serve until the Company’s Annual General Meeting in 2011.
☐ FOR    ☐ AGAINST     ☐ ABSTAIN
PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING
  ☐

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date	, 2010.
NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.